As filed with the Securities and Exchange Commission on November 5, 2004
                                                Registration No. 333-[_____]
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                               __________________

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               __________________


                                  DSL.NET, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          DELAWARE                                             06-1510312
-------------------------------                              ----------------
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                           Identification Number)

                        545 LONG WHARF DRIVE, FIFTH FLOOR
                               NEW HAVEN, CT 06511
                                 (203) 772-1000
          -------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ROBERT J. DESANTIS
                             Chief Financial Officer
                                  DSL.NET, INC.
                        545 Long Wharf Drive, Fifth Floor
                               New Haven, CT 06511
                                 (203) 772-1000
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                              MARK H. BURNETT, ESQ.
                         Testa, Hurwitz & Thibeault, LLP
                                 125 High Street
                           Boston, Massachusetts 02110
                                 (617) 248-7000
                               __________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               __________________

                         CALCULATION OF REGISTRATION FEE

=========================  ==============  ================  ==================  ================
                                           PROPOSED MAXIMUM  PROPOSED MAXIMUM
TITLE OF SHARES            AMOUNT TO BE    OFFERING PRICE    AGGREGATE OFFERING  AMOUNT OF
TO BE REGISTERED           REGISTERED (1)  PER SHARE         PRICE               REGISTRATION FEE
=========================  ==============  ================  ==================  ================
Common Stock, $0.0005 par
value per share, issuable
upon conversion of a
convertible note and
exercise of warrants         18,459,864       $0.18 (2)       $3,322,775.50 (2)       $421
=========================  ==============  ================  ==================  ================

(1) In addition to any securities that may be registered hereunder, we are also registering an indeterminable number of additional shares of our common stock, pursuant to Rule 416 under the Securities Act of 1933, as amended, that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions affecting the shares to be offered by the selling stockholders.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. Pursuant to Rule 457(c) under the Securities Act of 1933, the registration fee has been calculated based upon the average of the high and low prices per share of the common stock of DSL.net, Inc. on the American Stock Exchange on November 1, 2004.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              SUBJECT TO COMPLETION
                             DATED NOVEMBER 5, 2004.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   PROSPECTUS

                                18,459,864 SHARES

                                  DSL.NET, INC.

                                  COMMON STOCK

     The selling stockholders identified in this Prospectus are offering for sale up to 18,459,864 shares of our common stock. The selling stockholders may sell their shares of common stock by the methods described in the section entitled "Plan of Distribution" in this Prospectus.

     The selling stockholders acquired securities convertible into or exercisable for their shares of common stock directly from us in connection with a private placement that closed on October 7, 2004 and is more fully described on page 13 of this Prospectus under the heading "Recent Events." We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

     Our common stock is quoted on the American Stock Exchange under the symbol "BIZ." On November 4, 2004, the last reported sale price for our common stock on the American Stock Exchange was $0.18 per share. Our principal offices are located at 545 Long Wharf Drive, Fifth Floor, New Haven, Connecticut 06511, and our telephone number is (203) 772-1000.

     INVESTING IN OUR STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 15 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.



     THE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THOSE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE AND COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     PROSPECTIVE INVESTORS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR INFORMATION SPECIFICALLY INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION THAT IS DIFFERENT.





              THE DATE OF THIS PROSPECTUS IS [__________ __], 2004

                    CONVENTIONS THAT APPLY IN THIS PROSPECTUS

     References in this Prospectus to "DSL.net," "we," "our" and "us" refer to DSL.net, Inc. "DSL.net" is a registered service mark of DSL.net, Inc.


                                  DSL.NET, INC.

     We provide high-speed data communications, Internet access, and related services to small and medium sized businesses and branch offices of larger businesses and their remote office users, throughout the United States, primarily utilizing digital subscriber line ("DSL," generally, or "SDSL," in reference to symmetrical DSL service) and T-1 technology ("T-1" refers to a digital transmission link, provisioned via DS-1 (i.e., North American Digital Signal Level One) or substantially equivalent technology). In September of 2003, we expanded our service offerings to include integrated voice and data services using voice over Internet protocol ("VoIP") to business customers in select Mid-Atlantic and Northeast markets. Our networks enable data transport over existing copper telephone lines at speeds of up to 1.5 megabits per second. We were organized in 1998 as a corporation under the laws of the State of Delaware.

     We sell directly to businesses through our own direct sales force and through referral arrangements with various sales channel partners, and directly to third party resellers and wholesalers whose end users are typically business-class customers. We deploy our own local communications equipment primarily in select first and second tier cities. As of October 25, 2004, we operated equipment in approximately 340 cities in the United States. In certain markets where we have not deployed our own equipment, we utilize the local facilities of other carriers to provide service.

     In addition to a number of high-speed, high-performance DSL-based data communications and Internet connectivity solutions specifically designed for businesses, our product offerings include T-1 Internet connectivity and data communications services, integrated voice and data services (provisioned over SDSL or T-1 lines), Web hosting, domain name system management, enhanced e-mail, on-line data backup and recovery services, firewalls, nationwide dial-up services, private frame relay services and virtual private networks. Our services offer customers high-speed digital connections and related services at prices that are attractive compared to the cost and performance of alternative data communications services.

     In January 2003, we acquired the majority of Network Access Solutions Corporation's ("NAS") operations and assets. The acquired NAS assets included operations and equipment in approximately 300 central offices extending from Virginia to Massachusetts, and included approximately 11,500 subscriber lines. This acquisition significantly increased our facilities-based footprint in one of the largest business markets in the United States, providing us with increased opportunities to sell more higher-margin facilities-based services.

     In September of 2003 we acquired substantially all of the assets and subscribers of TalkingNets, Inc., a voice and data communications provider that offered soft switched-based VoIP and high-speed data services to businesses. This acquisition was strategically significant as it gave us the capability to offer business customers in the business-intensive Mid-Atlantic and Northeast regions a carrier-class integrated voice and data service that utilizes VoIP.

     In September of 2003 we introduced our VoIP products in the Washington, D.C. metropolitan region. In February of 2004 we introduced our VoIP and data bundles in the New York City metropolitan area.

THE DSL.NET SOLUTION

     We provide small and medium sized businesses and branch offices of larger businesses and their remote office users with high-speed Internet access and data communications services, and integrated voice and data services, primarily using DSL and T-1 technology. Key elements of our solution are:

     HIGH-SPEED CONNECTIONS. We offer Internet access and private network services at speeds of up to 1.5 megabits per second, via SDSL and T-1 technology. Our network is designed to provide data transmission at the same speed to and from the customer, known as symmetrical data transmission, and is also capable of providing service at different speeds to and from the customers, known as asymmetrical data transmission. We believe that symmetrical data transmission is best suited for business applications, because business users require fast connections both to send and receive information, and to host advanced services and applications.

     VOICE OVER INTERNET PROTOCOL. We offer a full suite of VoIP-based telephone services in conjunction with our high speed data connections. Each bundle includes unlimited local, unlimited regional, and unlimited domestic long-distance calling (subject to certain limitations set forth in our service agreement). Multiple voice and data bundles varying by the number of telephone lines, and varying broadband speeds are available to meet the needs of a variety of business types and sizes. Our VoIP services are offered over a "quality of service" ("QoS") controlled network to ensure that telephone calls are delivered with carrier-grade quality.

     COMPLETE BUSINESS SOLUTION. We offer our customers a single point of contact for a complete solution that includes all of the necessary equipment and services to establish and maintain digital data communications. Our services include high-speed Internet access and data communications services, integrated voice and data services, frame relay, Web hosting, domain name system management, enhanced e-mail, on-line data backup and recovery services, firewalls, nationwide dial-up services and virtual private networks. Our network is designed to enable us to individually configure each customer's service remotely.

     ALWAYS-ON CONNECTIONS. With our high-speed service, customers can access the Internet continuously without having to dial into the network for each use. These "always-on" connections provide customers with the ability to readily access the Internet and transfer information. We charge our customers a flat fee per month for high-speed connectivity service rather than billing them based on usage.

     VALUE PROPOSITION. Our DSL and T-1 services offer customers high-speed digital connections at prices that are attractive compared to the cost and performance of alternative data communications services, such as multiple dial-up connections, ISDN or traditional frame relay lines. We believe that our services also increase the productivity of network users by decreasing the time they spend connecting to the Internet and waiting for information downloads and transfers. The ability to bundle multiple services, such as Internet access, data communications and voice, over the same access line allows us to offer our services at price points which are significantly less than those of the same communications services if purchased separately.

     CUSTOMER SUPPORT. We provide customer support coverage through a combination of automated systems and live personnel. With our remote monitoring and troubleshooting capabilities, we continuously monitor our network.

OUR SERVICES

     As part of our service offerings, we often function as our customers' Internet service provider and voice carrier, and deliver a range of Internet-based, value-added solutions. Our services currently include all necessary equipment, software and lines required to establish and maintain a digital Internet connection and carrier-class voice service. Our primary services include high-speed data communications, with or without Internet access, integrated voice and data services, e-mail, domain name system management and Web hosting. Other services provided by DSL.net include firewalls, on-line data backup and recovery services, nationwide dial-up services, private frame relay and virtual private networks that connect customers' various offices.

     Customers typically pay an installation charge and a monthly fee for our service. Revenue related to installation charges is deferred and amortized to revenue over 18 months, which is the average customer life of the existing customer base. The monthly fee for our data communications services includes all telephone line charges, general Internet access services, e-mail, and domain name system management, including the issuance of Internet protocol ("IP") addresses for customers who wish to assign fixed IP addresses to their network computers. The monthly fee for our integrated voice and data service includes all telephone line charges, general Internet access services, local and domestic long distance phone service (subject to subscription bundles and other restrictions set forth in the customer's service agreement), caller ID, call waiting, call forwarding, e-mail, and domain name system management, including the issuance of IP addresses. Customers generally contract for our services for a minimum of 12 or 24 months, depending upon the service, and are billed for services on a monthly basis.

CUSTOMERS

     Our target customers are primarily small and medium sized businesses and branch locations of larger enterprises and their remote office users. We sell to these customers primarily on a direct basis. In particular, we believe the following market segments are especially attractive prospective customers:

     o businesses currently using other high-speed data communications services, such as ISDN and frame relay services;

     o professional or service-based firms that have multiple Internet service provider dial-up accounts and phone lines;

     o branch office locations that require transmission of large files between locations;

     o business users that require remote access to corporate local area networks;

     o businesses that use data-intensive applications, such as financial services, technology, and publishing; and

     o businesses that cannot afford to pay the costs for maintaining high-speed connections for voice and data services separately, but can justify the cost of a high-speed connection if shared for voice and data services.

     No customer accounted for more than 5% of our total revenue during the six months ended June 30, 2004 and the fiscal years ended December 31, 2003, 2002 and 2001 or 10% of accounts receivable at June 30, 2004 or December 31, 2003.

SALES AND MARKETING

     Our marketing professionals have developed a methodology to identify the businesses that we believe would most likely benefit from our services. Once we identify businesses in a specific market, we employ a targeted local marketing strategy utilizing a variety of media. We also partner with various resellers and referral channels, including local information technology professionals, application service providers and marketing partners to assist in the sale of our services.

CUSTOMER ACQUISITIONS

     In addition to our internal sales and marketing efforts, and our reseller and referral channels, we have grown our customer base by acquiring end users of other Internet service providers and companies offering broadband access. We continuously identify and evaluate acquisition candidates, and in many cases engage in discussions and negotiations regarding potential acquisitions. Acquisition candidates include both individual subscriber lines and whole businesses. Our discussions and negotiations may not result in acquisitions. Further, if we make any additional acquisitions, we may not be able to operate any acquired assets or businesses profitably or otherwise successfully implement our expansion strategy. We intend to continue to seek additional opportunities for further acquisitions, a strategy that we believe represents a distinct opportunity to accelerate our growth.

CUSTOMER SUPPORT AND OPERATIONS

     Our customer support professionals work to streamline for our customers the ordering, installation and maintenance processes associated with data and voice communications and Internet access.

     IMPLEMENTATION. We manage the implementation of our service for each customer. In areas where we have installed our own local communications facilities, we lease the copper telephone lines from the local telephone company. These lines run from our equipment located in the telephone company's central office to our customer. We test these lines to determine whether they meet our specifications and work with the local telephone company to correct any problems identified by our testing. In other areas, we utilize the local communications facilities of other carriers, and work with these carriers to provide the service. In both cases, field service technicians install the modem or router purchased or leased from us and any necessary wiring at our customers' offices and test the modem or router and connection over our network to confirm successful installation.

     MAINTENANCE. Our network operations center provides network surveillance for all equipment in our network. We are able to detect and correct many of our customers' maintenance problems remotely, often before our customer is aware of the problem. Customer-initiated maintenance and repair requests are managed and resolved primarily through our customer service department. Our information management system, which generates reports for tracking maintenance problems, allows us to communicate maintenance problems from the network operations center to our customer service center.

     OPERATIONS SUPPORT SYSTEMS. Our operations support systems are intended to improve many of our business processes, including customer billing, service activation, inventory control, customer care reports and maintenance reports. They have been designed to provide us with accurate, up-to-date information in these areas. Additional enhancements of these systems, including improved automation and support for voice services, were made in 2003. We believe that our operations support systems provide us with the flexibility to support additional customers and additional services.

OUR NETWORK

     Our network has been designed to deliver reliable, secure and scaleable high-speed, high-performance Internet access data communication services, local phone service as well as domestic and international long distance.

     NETWORK DESIGN.  The key design principles of our network are:

     o INTELLIGENT END-TO-END NETWORK MANAGEMENT. Our network is designed to allow us to monitor network components and customer traffic from a central location. We can perform network diagnostics and equipment surveillance continuously. From our network operations center, we have visibility across our entire network, allowing us to identify and address network problems quickly and to provide quality service and performance.

     o NEXT GENERATION VOIP TECHNOLOGY. We have deployed the latest in "session initiation protocol" ("SIP")-based, soft-switching technology to deliver voice services over our existing network backbone. In contrast to certain other VoIP services, our voice services are provided over a facilities-based, fully controlled, QoS-enabled network. This quality-of-service approach is designed to assure that adequate bandwidth is always available for the voice service and that the voice quality is equivalent to traditional voice services.

     o CONSISTENT PERFORMANCE WITH THE ABILITY TO EXPAND. We have designed our network to leverage the economics of DSL technology, to grow with our business and to provide consistent performance. We also use asynchronous transfer mode equipment in our network, which enables high-speed, high volume transmission of data.

     o SECURITY. Our network is designed to reduce the possibility of unauthorized access and to allow our customers to safely transmit and receive sensitive information and applications. The third- party modems and routers we sell or lease to our customers for use in support of subscribed services are designed to work in conjunction with installed security systems and network servers in an effort to provide safe connections to the Internet and a secure operating environment.

     NETWORK COMPONENTS.  The primary components of our network are:

     o MODEMS, ROUTERS AND ON-SITE CONNECTIONS. We purchase modems and routers and provide them to our customers, as appropriate, depending on our customers' specific needs and contractual service agreements. We configure the modem or router and arrange for the installation of the modem or router along with the on-site wiring needed to connect the modem or router to the copper telephone line. In areas where we have deployed our own local facilities, we either perform these services ourselves or we contract with independent field service organizations to perform these services on our behalf. In areas where we utilize the local facilities of other carriers, these other carriers (or their contractors) provide these installation services. We will either lease or sell customer premise equipment (modem or router) to our customers.

          When we lease the customer premise equipment, we charge the customer for the use of this equipment as part of our monthly service fee. These modems and routers are capitalized and depreciated over their estimated useful life of three years. Such leased equipment remains our exclusive property. When we sell customer premise equipment (modem or router) to the customer, we recognize the revenue from the sale and expense the cost of this equipment at the time of sale.

     o SOFT SWITCH, GATEWAYS AND MEDIA SERVERS. In support of our integrated voice and data offerings, we have deployed our own soft switching equipment, comparable in functionality to traditional Class 4 and Class 5 switches, to deliver business-class, line-side features to customers. We are directly interconnected to the public switched telephone network ("PSTN"), and do not rely on other service providers for access to the PSTN. Our integrated voice and data network uses soft switches, routers, and gateways from Cisco Systems. In addition, we utilize additional software applications to provide voice features and enhanced services.

     o COPPER TELEPHONE LINES. In areas where we have deployed our own local communications facilities, we lease a copper telephone line running to each customer from our equipment in the local telephone company's central office under terms specified in our interconnection agreements with these companies. In areas where we utilize the local communications facilities of other carriers, the carrier leases the telephone line from the local telephone company and makes that line available to us for our customer's use.

     o CENTRAL OFFICE COLLOCATION. Through our interconnection agreements, we secure space to locate our equipment in certain central offices of traditional local telephone companies and offer our services from these locations. These collocation spaces are designed to offer the same high reliability and availability standards as the telephone companies' own central office spaces. We install the equipment necessary to provide high-speed DSL or T-1 service to our customers in these spaces. We have continuous access to these spaces to install and maintain our equipment located in these central offices. In markets where we have not deployed our own equipment, we utilize the local facilities installed in central offices by other carriers, to provide high-speed connections to our customers.

     o NETWORK BACKBONE; CONNECTION TO THE INTERNET. Network traffic gathered at each of our central offices is directed to one of our regional hubs, if applicable in support of the customer's service, and then to the Internet. In certain areas where we offer service from more than one central office, network traffic is directed from each central office in that area to a local hub which aggregates its traffic along with the traffic from the other central offices located in that area and directs the traffic to a regional hub. At our regional hubs, we also connect to other carriers' networks via high-speed connections. Our hubs contain extra equipment and backup power to provide backup facilities in the event of an equipment failure and are actively monitored from our network operations center. We lease space for our hubs in facilities designed to host network equipment. Our hubs are connected to one another via high-speed data communications lines. We have agreements with MCI, Level 3 Communications and other carriers to provide this service. Internet connectivity is provided by various transit arrangements.

     o NETWORK OPERATIONS CENTER. Our network is managed from our network operations centers located in New Haven, Connecticut, and in Herndon, Virginia. We provide network management 24 hours a day, seven days a week. From the network operations centers, we can monitor the performance of individual subscriber lines and the equipment and circuits in our network.

COMPETITION

     We face competition from many companies with significantly greater financial resources, well-established brand names and large installed customer bases. We expect that the level of competition in our markets may intensify in the future. We expect competition from:

     OTHER CARRIERS. A number of competitive carriers, including Covad Communications and New Edge Networks, offer DSL and T-1 services to residential and business customers. The Telecommunications Act of 1996 (the "Telecommunication Act") specifically grants competitive telecommunications companies, including other DSL providers, the right to negotiate interconnection agreements with traditional telephone companies, including interconnection agreements that may be identical in all respects to, or more favorable than, our agreements.

     INTERNET SERVICE PROVIDERS. Several national and regional Internet service providers, including Speakeasy, EarthLink and MegaPath, offer high-speed access capabilities, along with other products and services. These companies generally provide Internet access to residential and business customers through a host of methods, including DSL and T-1 services. These companies leverage wholesale arrangements to resell broadband access they purchase from facility-based broadband providers.

     NEXT GENERATION VOICE AND DATA PROVIDERS. A number of competitive carriers, including Cbeyond Communications, LLC and DSLi, offer converged voice and data products to residential and business customers. These companies provide services over a single data connection primarily using DSL and T-1 access methods.

     TRADITIONAL LOCAL TELEPHONE COMPANIES. Many of the traditional local telephone companies, including BellSouth, SBC Communications, Qwest and Verizon, have deployed DSL-based services, either directly or through affiliated companies. These companies have established brand names, possess sufficient capital to deploy DSL equipment rapidly, have their own copper telephone lines and can bundle digital data services with their existing voice services to achieve a competitive advantage in serving customers. In addition, these companies also offer high-speed data communications services that use other technologies, including T-1 services. We depend on these traditional local telephone companies to enter into agreements for interconnection and to provide us access to individual elements of their networks. Although the traditional local telephone companies are required to negotiate in good faith in connection with these agreements, future interconnection agreements may contain less favorable terms and result in a competitive advantage to the traditional local telephone companies.

     NATIONAL LONG DISTANCE CARRIERS. National long distance carriers, such as AT&T, Sprint, and MCI, have deployed large-scale data networks, sell connectivity to businesses and residential customers, and have high brand recognition. They also have interconnection agreements with many of the traditional local telephone companies, and many offer competitive DSL and T-1 services.

     OTHER FIBER-BASED CARRIERS. Companies such as Williams Communications, XO Communications and Choice One have extensive fiber networks in many metropolitan areas, primarily providing high-speed data and voice circuits to small and large corporations. They also have interconnection agreements with the traditional local telephone companies under which they have acquired collocation space in many large markets, and some offer competitive DSL and T-1 services.

     CABLE MODEM SERVICE PROVIDERS. Cable modem service providers, such as Time-Warner Cable, Comcast and RCN, offer high-speed Internet access over cable networks primarily to residential consumers. Where deployed, these networks provide high-speed local access services, in some cases at speeds higher than DSL service. They typically offer these services at lower prices than our services, in part by sharing the capacity available on their cable networks among multiple end users.

     WIRELESS AND SATELLITE DATA SERVICE PROVIDERS. Several companies, including Hughes Communications and Clearwire, are emerging as wireless and satellite-based data service providers. These companies use a variety of new and emerging technologies to provide high-speed data services.

     BROADBAND OVER POWERLINE (BPL) PROVIDERS. Electric companies, including Pacific Gas and Electric and Cinergy Corp, along with AT&T, have been developing BPL technology to deliver high speed Internet and voice services over electric lines. Where deployed, such technology could provide high speed data and voice services at potentially higher speeds and potentially improved voice sound quality compared to DSL service.

     The most significant competitive factors include: transmission speed, service reliability, breadth of product offerings, price/performance, network security, ease of access and use, content and service bundling, customer support, geographic availability, brand recognition, operating experience, capital availability and exclusive contracts with customers, including Internet service providers and businesses with multiple offices. We believe our services compete favorably within our service markets with respect to transmission speed, price/performance, geographic availability, ease of access and use and customer support. Many of our competitors enjoy competitive advantages over us based on their brand recognition, breadth of product offerings, financial resources, customer bases, operating experience and exclusive contracts with customers.

INTERCONNECTION AGREEMENTS WITH TRADITIONAL LOCAL TELEPHONE COMPANIES

     Under the 1996 Telecommunications Act, the traditional local telephone companies (which are often also referred to as "regional Bell operating companies" and "incumbent local exchange carriers") have a statutory duty to negotiate in good faith with us for agreements for interconnection and access to certain individual elements of their networks that the Federal Communications Commission (FCC) or a state utility commission has required them to provide to competitors such as us. This interconnection process is subject to review and approval by the state regulatory commissions. We have signed interconnection agreements with BellSouth, Cincinnati Bell, SBC Communications, Qwest, Sprint, and Verizon, or their subsidiaries, which govern our relationships in 49 states and the District of Columbia. These agreements govern, among other things:

     o the price and other terms under which we locate our equipment in the telephone company's central offices,

     o the prices we pay both to direct the installment of, and to lease, copper telephone lines,

     o the special conditioning of these copper lines that the traditional telephone company provides to enable the transmission of DSL signals,

     o the price we pay to access the telephone company's transmission facilities, and

     o certain other terms and conditions of our relationship with the telephone company.

     We are negotiating renewal agreements with these carriers as the current agreements expire and are also negotiating amendments to existing agreements. Future interconnection agreements may contain terms and conditions less favorable to us than those in our current agreements and could increase our costs of operations, particularly when there are changes to the federal or state legal requirements applicable to such agreements. The FCC adopted new unbundling rules in August 2003 that have not yet been implemented in our interconnection agreements. In March 2004, the D.C. Circuit vacated and remanded some of these rules, and the FCC is expected to issue replacement rules as early as December 2004. As an interim measure, the FCC has required the traditional telephone companies to continue to provide unbundled access to the network elements that were vacated by the D.C. Circuit until the earlier of the effective date of final unbundling rules promulgated by the FCC or mid-March 2005. Any new rules may be less favorable to us, than the existing rules and may cause us to incur increased operating costs or significantly alter or curtail our operations.

     During our interconnection agreement negotiations, either the telephone company or we may submit disputes to the state regulatory commissions for mediation. Also, after the expiration of the statutory negotiation period set forth in the 1996 Telecommunications Act, we may submit outstanding disputes to the states for binding arbitration, in which the state regulatory commissions may arbitrate a new agreement or particular portions thereof.

     Under the 1996 Telecommunications Act, most states have completed regulatory proceedings to determine the pricing of individual elements of networks and services. The results of these proceedings determine the price we pay for, and whether it is economically attractive for us to use, these elements and services. These prices may be subject to change as the result of ongoing and future regulatory proceedings.

     Our interconnection agreements generally have terms of one or two years. Therefore, we have renegotiated, and expect to continue to renegotiate, existing agreements when they expire. Although we expect to renew our interconnection agreements and believe the 1996 Telecommunications Act limits the ability of traditional local telephone companies not to renew these agreements, we may not succeed in extending or renegotiating our interconnection agreements on favorable terms. In addition, the traditional local telephone companies may seek to materially increase the pricing of the network elements that we lease from them and that are necessary for us to service our new and existing customers. Further, disputes have arisen and will likely arise in the future as a result of differences in interpretations of various rules which govern the interconnection agreements. These disputes have, in the past, delayed the deployment of our networks. Finally, the interconnection agreements are subject to state regulatory commission, FCC and judicial oversight. These government authorities may modify the terms of the interconnection agreements in ways that are harmful to our business.

GOVERNMENT REGULATIONS

     Significant portions of the services that we offer are subject to regulation at the federal and/or state levels. The FCC, and state public utility commissions regulate telecommunications common carriers, which are companies that offer telecommunications services to the public or to all prospective users on standardized rates and terms. Our DSL and other facilities-based data transport services are common carrier services.

     While we serve many of our customers using transport facilities that we own or lease, in some areas where we do not have the necessary facilities, we provide our Internet access and other services using the local facilities of another carrier. The FCC has determined that Internet service providers, such as us, who are using another carrier's transport facilities, are not acting as common carriers. Therefore, in those markets where we have not deployed our own local transport facilities, our services are not subject to common carrier regulation. Our ability to provide such services, however, is affected by regulations imposed upon the carriers whose local transport facilities we utilize.

     The FCC exercises jurisdiction over common carriers, and their facilities and services, to the extent they are providing interstate or international communications. The various state utility commissions retain jurisdiction over telecommunications carriers, and their facilities and services, to the extent they are used to provide communications that originate and terminate within the same state. The degree of regulation varies from state to state.

     In recent years, the regulation of the telecommunications industry has been in a state of flux as the United States Congress and various state legislatures have passed laws seeking to foster greater competition in telecommunications markets. The FCC and state regulatory commissions have adopted many rules to implement those laws and to encourage competition. These changes, which are still incomplete, have created new opportunities and challenges for us and our competitors. However, certain of these and other existing federal and state regulations remain the subject of judicial proceedings, legislative hearings and administrative proposals, any or all of which could change, in varying degrees, the manner in which the telecommunications industry operates. Neither the outcome of these various proceedings nor their impact upon the telecommunications industry or us can be predicted at this time. Indeed, future federal or state regulations and legislation may be less favorable to us than current regulations and legislation and therefore have a material and adverse impact on our business and financial prospects by undermining our ability to provide services at competitive prices. In addition, we may expend significant financial and managerial resources to participate in legislative, regulatory, or judicial proceedings at the federal and/or state level, without achieving favorable results.

FEDERAL REGULATION AND LEGISLATION

     We must comply with the requirements of a common carrier under the Communications Act of 1934, as amended, to the extent we provide regulated interstate telecommunications services. These requirements include an obligation that our charges, terms and conditions for telecommunications services must be "just and reasonable" and that we may not make any "unjust or unreasonable discrimination" in our charges or terms and conditions. The FCC also has jurisdiction to act upon complaints against common carriers for failure to comply with their statutory obligations. We are not currently subject to price cap or rate of return regulation at the federal level and are not currently required to obtain FCC authorization for the installation, acquisition or operation of our facilities.

     The FCC has established different levels of regulation for dominant and non-dominant carriers. Of domestic carriers, only the traditional local telephone companies are classified as dominant carriers and all other providers of domestic common carrier service, including us, are classified as non-dominant carriers. As a non-dominant carrier, we are subject to less FCC regulation than are dominant carriers.

     Comprehensive changes to the Communications Act of 1934 were made by the 1996 Telecommunications Act, enacted on February 8, 1996. It represents a significant milestone in telecommunications policy by establishing competition in local telephone service markets as a national policy. The 1996
Telecommunications Act removes many state regulatory barriers to competition and forecloses state and local governments from creating laws preempting or effectively preempting competition in the local telephone service market.

     The 1996 Telecommunications Act places substantial interconnection requirements on the traditional local telephone companies, including the following obligations that are, to varying degrees and/or at varying times relevant to our business:

     o Traditional local telephone companies are required to provide physical collocation, which allows companies such as us and other interconnectors to install and maintain their own equipment in the central offices of traditional local telephone companies. This requirement is intended to enable us and other competitive carriers to deploy our equipment on a relatively convenient and economical basis and is integral to our business.

     o Traditional local telephone companies are required to unbundle certain components of their local service networks so that other providers of local service can compete for a wide range of local service customers. This requirement is designed to provide us flexibility to purchase only the network elements we require to deliver our services and is integral to our business.

     o Traditional local telephone companies are required to establish "wholesale" rates for their retail telecommunications services to promote resale by competitive local exchange carriers and other competitors.

     o Traditional local telephone companies are required to provide non-discriminatory access to telephone poles, ducts, conduits and rights-of-way, and this requirement is integral to our business.

     The 1996 Telecommunications Act generally sets forth the rights and obligations of competing carriers. The FCC issues regulations interpreting the 1996 Telecommunications Act and imposing more specific requirements upon which we and our competitors rely. The outcome of various ongoing FCC rulemaking proceedings or judicial appeals of such proceedings could materially affect our business and financial prospects by increasing the cost or decreasing our flexibility in providing services.

     As part of its effort to implement the 1996 Telecommunications Act, in August 1996, the FCC issued an order governing interconnection, the unbundling of network elements and many other aspects of the relationships between new and traditional telephone companies. The United States Court of Appeals for the Eighth Circuit vacated many of these rules, and, in January 1999, the United States Supreme Court reversed elements of the Eighth Circuit's ruling, finding that the FCC has broad authority to interpret the 1996 Telecommunications Act and issue rules for its implementation. Following the United States Supreme Court's decision, in November 1999, the FCC issued a modified list of the network elements that must be offered on an unbundled basis by traditional local telephone companies, including the local copper telephone lines and interoffice transport which we lease. However, the decision announced the FCC's intention to revisit these regulations within three years.

     The FCC initiated this three-year review in early 2002, and on February 20, 2003, it voted to adopt new regulations pertaining to the unbundling obligations of the traditional local telephone companies. The FCC's Triennial Review Order (the "TRO") was released on August 21, 2003 and became effective October 2, 2003. However, the D.C. Circuit vacated portions of the TRO, effective June 16, 2004. The FCC is expected to issue new rules to replace the vacated regulations as early as December 2004. At this time we are unable to determine what requirements the FCC will include in its new rules or when those rules will be definitively promulgated (or when they will ultimately take effect, after challenge by various potential litigants). Changes to the FCC's rules may have an adverse effect on DSL.net's ability to obtain the use of certain other facilities, equipment and services from the traditional local phone companies at prices substantially similar to those we currently pay.

     In a separate rulemaking proceeding, the FCC is considering changes to the formula used to determine the rates we must pay the traditional local telephone companies for access to their networks. Changes to this formula could have an adverse impact on our business.

     Any changes on any of the foregoing issues that are decided in favor of the traditional local telephone companies would likely increase our costs of providing service to our customers. When effective, any new regulations may have a material adverse affect on our business, results of operations, cash flows, financial condition, or prospects.

     In one portion of the TRO that was not vacated by the D.C. Circuit Court's March 2, 2004 decision, the FCC exempted from unbundling obligations certain loop transmission facilities that use fiber or new technologies. This exemption would apply only for loops that serve residential customers and "very small" businesses. The FCC did not define "very small" business, and if it does not do so in its rulemaking proceeding the definition will probably be established in interconnection agreement arbitrations at the state commissions. Subsequent to the TRO, the FCC has on two occasions added additional loop architectures to this exemption. The traditional local telephone companies are continuing to lobby the FCC to expand this exemption much deeper into the business market. Depending on how the new prospective rules are written and implemented, the traditional local telephone companies over time may decide to modify, characterize or replace their facilities in ways that would qualify them for this exemption and thereby preclude us from accessing these facilities pursuant to the terms of their interconnection agreements. Without access to these facilities, we may not be able to provide all or certain of our services in these areas.

     The TRO also scheduled a three-year phase-out of the traditional local telephone companies' obligation to provide the high frequency portion of a copper loop to a competitive DSL provider, known as "line sharing." Our current business is not directly affected because we do not use line sharing to provide services to our customers. Line sharing technology currently does not support the ability to provide the high-capacity symmetric services most desired by customers in the business market, and therefore has been primarily used by other competing carriers to provide DSL services in the residential market.

     The FCC's forthcoming decisions will likely be subject to petitions for reconsideration and appeal. We cannot predict the outcome of these proceedings on our ability to offer services in the future.

     In addition to the TRO proceedings and related judicial activity, the FCC in February 2002 initiated a new proceeding that will reevaluate the appropriate degree of regulation of broadband services offered by the traditional local telephone companies, including whether they should continue to be required to offer network access to competitors such as us. This proceeding appeared to stall after the Ninth Circuit vacated the FCC's decision to classify cable modem services as information services, rather than regulated telecommunications services. However, the broadband proceeding could resume in 2005. Any changes to the obligation of the traditional local telephone companies to provide us with unbundled copper loops and/or interoffice transport could have significant adverse consequences for our business. It is currently unclear when a rule or decision regarding this specific matter will be issued.

     There is also the possibility that legislation will be proposed in the United States Congress that would limit our access to certain unbundled network elements. In 2002, the House of Representatives passed legislation known as the Tauzin-Dingell bill, which would have amended the 1996 Telecommunications Act to prohibit state or federal regulation of high-speed data services. While the legislation was ultimately not enacted, similar legislation may be proposed in the future. The effect of such legislation would be that the traditional local telephone companies would no longer be required to provide unbundled elements at cost-based rates (if at all) if those elements were to be used to provide high-speed data services.

     The traditional local telephone companies have also lobbied numerous state legislatures to adopt new legislation that would limit, or prohibit, the ability of their state utility commissions to expand upon certain federal requirements relating to the obligations of the traditional local telephone companies to provide access to competitors such as us. Because the existing FCC framework relies substantially on state implementation, the effect of such state legislation, if passed, could be to inhibit favorable implementation of the 1996 Telecommunications Act with respect to broadband services, and could negatively affect our ability to offer services in these states.

     Pursuant to the 1996 Telecommunications Act, the FCC requires all telecommunications carriers providing interstate telecommunications services to contribute to a universal service fund used to provide subsidies to carriers that provide service to individuals that live in rural, insular, and high-cost areas, and to provide telecommunications-related services and facilities for schools, libraries and certain rural health care providers. The telecommunications portion of our service is currently subject to this requirement. For the fourth quarter of 2004, the FCC has established a contribution rate of approximately 8.1% of our interstate telecommunications revenues. We pass the cost of our universal service fund contributions along to our customers. The FCC's implementation of universal service requirements remains subject to judicial and additional FCC review. In several new proceedings, the FCC will consider the degree to which companies providing services such as ours should be obligated to contribute to this fund. We are unable to predict the outcome of these proceedings and their impact on our business at this time.

     DSL.net's subsidiaries are authorized to provide interstate telecommunications services pursuant to its access tariff filed with the FCC in April 1999. Although not required for our existing DSL data service offering, on August 6, 1999 we obtained authority from the FCC to provide international telecommunications services originating from the United States.

STATE REGULATION

     In October 1998, the FCC ruled that DSL and other advanced data services provided as dedicated access services in connection with interstate services such as Internet access are interstate services subject to the FCC's jurisdiction. Accordingly, we could offer DSL services without state regulatory authority, so long as we do not also provide local or intrastate telecommunications services via our network. This decision allows us to provide our DSL services in a manner that potentially reduces state regulatory obligations. However, the regulatory parameters used to define DSL service are, directly and indirectly, subject to many pending FCC and judicial proceedings and could change in the future.

     Also, some of our services that are not limited to interstate access potentially may be classified as intrastate services subject to state regulation. All of the states where we operate require some degree of state regulatory commission approval to provide certain intrastate services and maintain ongoing regulatory supervision. In most states, intrastate tariffs are also required for various intrastate services, although our services are not subject to price or rate of return regulation. Actions by state public utility commissions could cause us to incur substantial legal and administrative expenses and adversely affect our business.

     We have obtained authorizations to provide local exchange and long-distance telecommunications services in all 50 states, the District of Columbia and Puerto Rico.

LOCAL GOVERNMENT REGULATION

     In certain instances, we may be required to obtain various permits and authorizations from municipalities, such as for use of rights-of-way, in which we operate our own local distribution facilities. Whether various actions of local governments over the activities of telecommunications carriers such as ours, including requiring payment of franchise fees or other surcharges, pose barriers to entry for competitive local exchange carriers which violate the 1996 Telecommunications Act or may be preempted by the FCC is the subject of litigation. While we are not a party to this litigation, we may be affected by the outcome. If municipal governments impose conditions on granting permits or other authorizations or if they fail to act in granting such permits or other authorizations, the cost of providing our services may increase or it may negatively impact our ability to expand our network on a timely basis and adversely affect our business.

INTELLECTUAL PROPERTY

     We regard our products, services and technology as proprietary and attempt to protect them with patents, copyrights, trademarks, service marks, trade secret laws, restrictions on disclosure and other methods, as applicable. For example, we own a federal supplemental registration and claim rights in the name, "DSL.net." There can be no assurance these methods will be sufficient to protect our technology and intellectual property. We also generally enter into confidentiality agreements with our employees, consultants and business partners, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization, or to develop similar information independently. Effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries, and the global nature of the Internet makes it virtually impossible to control the ultimate destination of our technology or proprietary information. There can be no assurance that the steps we have taken will prevent misappropriation or infringement of our technology or proprietary information. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. In addition, some of our information, including our competitive carrier status in individual states and our interconnection agreements, is a matter of public record and can be readily obtained by our competitors and potential competitors, possibly to our detriment.

EMPLOYEES

     As of October 25, 2004, we had approximately 144 employees. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. Competition for qualified personnel can be intense, and we may be unable to identify, attract and retain such personnel in the future. In addition, reductions in our workforce (including those that we undertook in 2001, 2003 and 2004) may make it difficult to attract, hire and retain qualified personnel. None of our employees are represented by a labor union or are the subject of a collective bargaining agreement. We have never experienced a work stoppage and believe that our employee relations are good.

                                  RECENT EVENTS

OCTOBER 2004 CONVERTIBLE NOTE AND WARRANT FINANCING

     On October 7, 2004, we completed the private placement of $5 million in convertible notes and a warrant to purchase shares of our common stock pursuant to an agreement we entered into with Laurus Master Fund, Ltd. ("Laurus"). In connection with the consummation of this financing, we issued and sold a $4,250,000 secured convertible minimum borrowing note, a $750,000 secured revolving note and a warrant to purchase 1,143,000 shares of our common stock. We received initial proceeds of $4.25 million from the issuance and sale of the minimum borrowing note to Laurus before payment of expenses, including a credit facility management fee to Laurus of $162,500.

     The notes issued to Laurus are secured by a security interest and first priority lien on certain of DSL.net's trade accounts receivable.

     The interest rate on the minimum borrowing note and the revolving note is prime plus two percent and the interest rate increases or decreases with the prime rate. The interest rates on these notes will never exceed seven percent, nor fall below six percent per annum. Notwithstanding the six percent interest rate floor, the interest rate on these notes will be decreased two percent per annum for each 25% increase in the price of our common stock above $0.28 per share, if, at that time, we have on file with the Securities and Exchange Commission a registration statement for the shares of common stock issued or issuable upon conversion of the minimum borrowing note and upon exercise of the warrant granted to Laurus and, if not, the interest rate will be decreased one percent per annum for each 25% increase in the price of our common stock above $0.28 per share. Any change in the interest rate will be determined on a monthly basis. In no event will the interest rate be less than 0.00%. The notes mature on August 1, 2006.

     In accordance with their terms, the principal and interest due on the minimum borrowing note and the revolving note are convertible into shares of our common stock at an initial conversion price of $0.28 per share. The initial conversion price and the number of shares of common stock issuable upon conversion of each of the notes are subject to adjustment in the event that we reclassify, subdivide or combine our outstanding shares of common stock or issue additional shares of common stock as a dividend on our outstanding shares of common stock. In addition, subject to certain exceptions provided for in the notes, the conversion price and number of shares of common stock issuable upon conversion of each of the notes are subject to adjustment on a weighted-average basis in the event that we issue shares of common stock or securities convertible into common stock for a consideration per share less than the applicable conversion price in effect for the notes at the time of such issuance.

     Subject to certain conditions set forth therein, the notes are convertible by Laurus at any time at the then applicable conversion price. Further, principal and interest due on the minimum borrowing note will, subject to certain trading volume and other limitations set forth therein, automatically convert into shares of our common stock at the then applicable conversion price at such time during the effectiveness of this registration statement that the closing price of our common stock is at least $0.31 per share for a period of ten consecutive trading days.

     The revolving note is potentially convertible into more than $750,000 worth of our common stock, depending on the amount of our aggregate borrowings under that credit arrangement and the amount of conversions of principal and interest Laurus effects thereunder. The resale of the shares of our common stock issuable upon conversion of the revolving note are not being registered under this registration statement.

     The warrant issued to Laurus has an exercise price of $0.35 per share and is exercisable for a period extending until August 31, 2009. The exercise price and number of shares of our common stock issuable upon exercise of such warrant are subject to adjustment in the event that we issue additional shares of common stock as a dividend or distribution on our outstanding shares of common stock, we subdivide our outstanding shares of common stock or we combine our outstanding shares of common stock into a smaller number of shares of common stock. Such warrant does not contain any economic anti-dilution provision that would otherwise provide for adjustment to the exercise price or the number of shares of common stock into which that warrant is exercisable in the event of further issuances of common stock or securities convertible into common stock by us for a consideration per share less than the per share exercise price of that warrant.

     The aggregate number of shares of common stock issuable by us upon conversion by Laurus of principal and interest due on the minimum borrowing note and the revolving note and exercise by Laurus of the warrant it holds may not exceed 19.99% of the total issued and outstanding shares of our common stock as of October 7, 2004 (the date we consummated the notes and warrant financing with Laurus), unless our stockholders first approve that issuance in accordance with applicable American Stock Exchange rules and regulations. The agreement pursuant to which Laurus purchased the notes and warrant provides that if conversion of the notes and/or exercise of the warrant by Laurus would result in the issuance of more than 19.99% of the outstanding shares of our common stock, we are required to solicit stockholder approval of the issuance of shares in excess of 19.99% at our then next regularly scheduled stockholder meeting and are not obligated to issue those shares until we have obtained the required stockholder approval.

     In connection with our October 2004 convertible note and warrant financing with Laurus and as compensation for having served as the placement agent that introduced us to, and facilitated our negotiations with, Laurus, we made a cash payment to TN Capital Equities, Ltd. in the amount of $37,500 and issued to TN Capital Equities, Ltd. a common stock purchase warrant to purchase up to an aggregate of 178,571 shares of our common stock at an exercise price of $0.35 per share. The warrant issued to TN Capital Equities, Ltd. is exercisable at any time until its expiration on August 31, 2009, and the resale by TN Capital Equities, Ltd. of the shares of common stock issuable upon exercise of such warrant is being included in this registration statement.

     The exercise price and number of shares of common stock issuable upon TN Capital Equities, Ltd.'s exercise of its warrant are subject to adjustment in the event that we issue additional shares of common stock as a dividend or distribution on our outstanding shares of common stock, subdivide our outstanding shares of common stock or combine our outstanding shares of common stock into a smaller number of shares of common stock. Such warrant does not contain any economic anti-dilution provision that would otherwise provide for adjustment to the exercise price or number of shares of common stock into which that warrant is exercisable in the event of further issuances of common stock or securities convertible into common stock for a consideration per share less than the per share exercise price of that warrant.

WARRANTS ISSUED TO EXISTING SENIOR NOTEHOLDERS

     In exchange for the agreement by the holders of our outstanding senior secured notes issued in July 2003, including VantagePoint Venture Partners III
(Q), L.P., VantagePoint Venture Partners III, L.P., VantagePoint Communication Partners, L.P. and VantagePoint Venture Partners 1996, L.P. (collectively, the "VPVP entities") and Deutsche Bank AG London, to subordinate to Laurus their prior lien on our trade accounts receivable, on October 7, 2004, we issued to those senior noteholders warrants to purchase, in the aggregate, up to 19,143,000 shares of our common stock. These warrants expire on July 18, 2006, and are exercisable only upon approval by our stockholders and solely in the event of a change of control of DSL.net in which the price paid per share of common stock or the value per share of common stock retained by our common stockholders in the change of control transaction is less than the then current per share exercise price of the common stock purchase warrants we issued to these senior noteholders in July 2003. In the event that our stockholders do not approve of the issuance of these additional warrants to our senior noteholders, and the issuance of the underlying common stock upon exercise thereof, these warrants will be null and void. The exercise price of these warrants will be calculated at the time of a qualifying change of control of DSL.net, if any, and will be equal to the consideration paid per share of common stock or the value per share of common stock retained by our common stockholders in such change of control transaction.

     The exercise price and number of shares of common stock issuable upon exercise of these warrants are subject to adjustment on a weighted-average basis only following a qualifying change of control of DSL.net in the event thereafter that we issue shares of common stock or securities convertible into common stock for a consideration per share less than the applicable exercise price of these warrants in effect immediately prior to such issuance. The senior noteholders have also been granted certain registration rights under these newly issued warrants.

     The issuance of the minimum borrowing note, the revolving note and the warrants to Laurus and/or TN Capital Equities, Ltd. did not trigger any other party's anti-dilution rights. As a condition to our issuance on October 7, 2004, to our senior noteholders of the new warrants described above, our senior noteholders waived any and all anti-dilution rights to which they might otherwise have been entitled under any other warrants previously issued to them resulting from the issuance or exercise of such new warrants.

     As a further condition to the agreement by the senior noteholders to subordinate to Laurus their prior lien on certain of our trade accounts receivable, we agreed to deposit the proceeds from the October 7, 2004 convertible note and warrant financing into a DSL.net account maintained at Deutsche Bank Trust Company Americas, the administrative agent to our senior noteholders. Our withdrawal and use of the proceeds of the October 7, 2004 convertible note and warrant financing are subject to the prior approval of Deutsche Bank Trust Company Americas and of DB Advisors L.L.C., as advisor to Deutsche Bank AG London.

REDUCTION IN FORCE

     In September 2004, we completed a reduction in force in order to reduce our operating costs and restructure our sales organization. As a result of this reduction in force, we consolidated our sales force into our Herndon, Virginia office and expect to realize annual cost savings of approximately $2.5 million. Finally, we took a restructuring charge of approximately $78,000 in the third quarter of 2004 in connection with this reduction in force.

RECAPITALIZATION

     In July 2004, we completed a recapitalization with the holders of our Series X preferred stock. In connection with this recapitalization, the VPVP entities, which held all of the then outstanding shares of our Series X preferred stock, agreed to convert all of the shares of our Series X preferred stock then held by them into approximately 89.5 million shares of our common stock, which includes common stock issued in lieu of accrued Series X preferred stock dividends. In addition, in order to enable the VPVP entities to maintain the liquidation preference upon the sale of DSL.net or of all or substantially all of our assets to which they had been entitled by their ownership of shares of Series X preferred stock, we issued to the VPVP entities 14,000 shares of our newly created Series Z preferred stock with a liquidation preference of $1,120 per share. In certain circumstances, the liquidation preference payable on the shares of Series Z preferred stock will be reduced or eliminated to the extent that the VPVP entities distribute a certain number of shares of our common stock issued to them in exchange for the shares of our Series X preferred stock. The Series Z preferred stock does not contain any conversion, mandatory redemption, special dividend or special voting rights. The Series Z preferred stock will expire on the earlier of July 18, 2008 or the date that our common stock trades at $1.50 per share for a period of forty-five consecutive trading days.

TRANSITION TO AMERICAN STOCK EXCHANGE

     Following the recapitalization transaction described above, on August 4, 2004, shares of our common stock began trading on the American Stock Exchange under the "BIZ" symbol. Simultaneously, we withdrew the listing of our common stock on the Nasdaq SmallCap Market.

JULY 2003 NOTE AND WARRANT FINANCING

     In July 2003, we executed a note and warrant purchase agreement with the VPVP entities and Deutsche Bank AG London providing for the issuance and sale of an aggregate of (i) $30,000,000 in senior secured promissory notes and (ii) warrants to purchase up to 157,894,737 shares of our common stock for a period of three years at an exercise price of $0.38 per share. The aggregate purchase price for the notes and warrants was $30,000,000. The exercise price and number of shares of our common stock issuable upon exercise of the warrants issued to these senior noteholders are subject to adjustment on a weighted-average basis in the event that we issue shares of our common stock or securities convertible into our common stock for a consideration per share less than the applicable warrant exercise price in effect immediately prior to that issuance.


                                  RISK FACTORS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND CERTAIN OTHER INFORMATION

     This report contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The statements contained in this report, which are not historical facts, may be deemed to contain forward-looking statements. These statements relate to future events or our future financial or business performance, and are identified by terminology such as "may," "might," "will," "should," "expect," "scheduled," "plan," "intend," "anticipate," "believe," "estimate," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, those described below. Each of these factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission copies of which may be accessed through the SEC's website at http://www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation, and disclaim any obligation, to update or revise the information contained in this report, whether as a result of new information, future events or circumstances or otherwise.

     You should carefully consider the risks described below before you decide to buy our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business, results of operation and financial condition. In evaluating our business and before you decide to buy our common stock, you should consider carefully the following risks, in addition to the other information contained in this Prospectus and the other documents incorporated by reference into this Prospectus. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock would decline, and you may lose all or part of the money you paid to buy our common stock.


                         RISKS RELATING TO OUR BUSINESS

WE HAVE INCURRED LOSSES AND HAVE EXPERIENCED NEGATIVE OPERATING CASH FLOW TO DATE AND EXPECT OUR LOSSES AND NEGATIVE OPERATING CASH FLOW TO CONTINUE

     We have incurred significant losses and experienced negative operating cash flow for each month since our formation. We expect to continue to incur significant losses throughout 2004 and negative operating cash flows during 2004 and into 2005. If our revenue does not grow as expected or capital and operating expenditures exceed our plan, our business, prospects, financial condition, cash flows and results of operations will be materially adversely affected. Our independent accountants have noted in their report that our sustained operating losses raise substantial doubt about our ability to continue as a going concern. Failure to generate sufficient revenues, contain certain discretionary spending or achieve certain other business plan objectives could have a material adverse affect on our results of operations, cash flows and financial position, including our ability to continue as a going concern.

     We intend to use our cash resources to finance our capital expenditures and for our working capital and other general corporate purposes. We may also need additional funding to finance our operations and to pursue our strategic objective of accelerating our growth through acquisitions of complementary businesses, subscriber lines and other assets. The amounts actually expended for these purposes will vary significantly depending on a number of factors, including market acceptance of our services, revenue growth, planned capital expenditures, cash generated from operations, improvements in operating productivity, the extent and timing of entry into new markets, and availability of and prices paid for acquisitions.

     Our cash requirements may vary based upon the timing and the success of implementation of our business plan or if:

     o demand for our services or our cash flow from operations is less than or more than expected;

     o    our plans or projections change or prove to be inaccurate;

     o    we make acquisitions;

     o    we alter the schedule or targets of our business plan implementation;
          or

     o    we curtail and/or reorganize our operations.

     Our financial performance, when we achieve profitability or when we become cash flow positive will depend on a number of factors, including:

     o development of the high-speed data communications industry and our ability to compete effectively;

     o    amount, timing and pricing of customer revenue;

     o availability, timing and pricing of acquisition opportunities, and our ability to capitalize on such opportunities;

     o commercial acceptance of our services and attaining expected penetration within our target markets;

     o    our ability to recruit and retain qualified personnel;

     o    up front sales and marketing expenses;

     o cost and utilization of our network components which we lease from other telecommunications providers, including other competitive carriers;

     o our ability to establish and maintain relationships with marketing partners;

     o successful implementation and management of financial, information management and operations support systems to efficiently and cost-effectively manage our operations and growth; and

     o favorable outcome of federal and state regulatory proceedings and related judicial proceedings, including proceedings relating to the 1996 Telecommunications Act, the Federal Communications Commissions' Triennial Review Order, and rulemaking by the Federal Communications Commission in respect to the vacated portions of the Triennial Review Order.

     There can be no assurance that we will be able to achieve our business plan objectives or that we will achieve or maintain cash flow positive operating results. If we are unable to generate adequate funds from our operations, we may not be able to continue to operate our network, respond to competitive pressures or fund our operations. As a result, we may be required to significantly reduce, reorganize, discontinue or shut down our operations. Our financial statements do not include any adjustments that might result from this uncertainty.

OUR INDEPENDENT AUDITORS HAVE RAISED QUESTIONS ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN IN THEIR REPORT ON OUR AUDITED FINANCIAL STATEMENTS, WHICH MAY HAVE AN ADVERSE IMPACT ON OUR ABILITY TO RAISE ADDITIONAL CAPITAL AND ON OUR STOCK PRICE

     Our independent accountants have included in their report on our audited financial statements for the fiscal year ended December 31, 2003, an explanatory paragraph relating to our ability to continue as a going concern. This explanatory paragraph includes the following language: "The accompanying financial statements have been prepared assuming that DSL.net will continue as a going concern. As discussed in Note 1 to the financial statements, DSL.net has experienced sustained operating losses that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty." The inclusion of this explanatory paragraph in the report of our independent accountants may have an adverse impact on our ability to raise additional capital and on our stock price. We cannot assure you that we will be able to continue as a going concern.

WE MAY INCUR SIGNIFICANT AMOUNTS OF DEBT IN THE FUTURE TO IMPLEMENT OUR BUSINESS PLAN AND, IF INCURRED, THIS INDEBTEDNESS WILL CREATE GREATER FINANCIAL AND OPERATING RISK AND LIMIT OUR FLEXIBILITY

     We issued $30,000,000 in notes in July 2003. In addition, in connection with the 2004 convertible note and warrant financing described above under the heading "Recent Events," on October 7, 2004, we issued a minimum borrowing note for $4,250,000 and a revolving note for $750,000. Those notes contain provisions that limit our ability to incur additional indebtedness and place other restrictions on our business. We may seek additional debt financing in the future and may or may not be able to secure such debt financing. We may not be able to repay any current or future debt. If we incur additional debt, we may be required to devote increased amounts of our cash flow to service indebtedness. This could require us to modify, delay or abandon certain aspects of our business plan.

THE USE OF PROCEEDS FROM THE INVESTMENT BY LAURUS MASTER FUND, LTD. AS PART OF OUR 2004 CONVERTIBLE NOTE AND WARRANT FINANCING IS SUBJECT TO APPROVAL OF OUR SENIOR NOTEHOLDERS

     The proceeds we received in our October 2004 convertible note and warrant financing with Laurus described above under the heading "Recent Events" are currently being held in an account of DSL.net at Deutsche Bank Trust Company Americas ("DBTCA") and our withdrawal and use of such proceeds are subject to the prior approval of DBTCA and of DB Advisors, L.L.C., as advisor to Deutsche Bank AG London. Such prior approval is in the sole discretion of DBTCA and DB Advisors, L.L.C., as advisors to Deutsche Bank AG London, and, therefore, we cannot assure you that those funds will be made available to us to finance our continuing operations or to further our strategic growth initiatives. We may require these monies for working capital purposes and, if these funds are not made available to us, our ability to sustain operations will be materially adversely affected and we may be required to significantly reduce, reorganize, discontinue or shut down our operations.

ADDITIONAL FINANCING WILL BE REQUIRED IF WE ARE TO ACHIEVE OUR ACCELERATED GROWTH OBJECTIVES THROUGH STRATEGIC ACQUISITIONS

     Additional financing will be required if we are to achieve our accelerated growth objectives through strategic acquisitions. There can be no assurance that we will be able to raise additional financing on terms favorable to DSL.net, or at all, through some combination of borrowings, leasing, vendor financing and the sale of equity or debt securities. Our failure to raise additional financing may hamper our ability to accelerate our growth, may have an adverse impact on our stock price, and may require us to significantly reduce, reorganize, discontinue or shut down our operations.

BECAUSE THE HIGH-SPEED DATA COMMUNICATIONS INDUSTRY CONTINUES TO RAPIDLY EVOLVE, WE CANNOT PREDICT ITS FUTURE GROWTH OR ULTIMATE SIZE

     The high-speed data communications industry is subject to rapid and significant technological change. Because the technologies available for high-speed data communications services are rapidly evolving, we cannot accurately predict the rate at which the market for our services will grow, if at all, or whether emerging technologies will render our services less competitive or obsolete. If the market for our services fails to develop or grows more slowly than anticipated, our business, prospects, financial condition and results of operations could be materially adversely affected. Many providers of high-speed data communication services are testing products from numerous suppliers for various applications.

OUR BUSINESS MODEL IS UNPROVEN, AND MAY NOT BE SUCCESSFUL

     We do not know whether our business model and strategy will be successful. If the assumptions underlying our business model are not valid or we are unable to implement our business plan, achieve the predicted level of market penetration or obtain the desired level of pricing of our services for sustained periods, our business, prospects, financial condition and results of operations could be materially adversely affected. We have adopted a different strategy than certain other broadband Internet service providers and DSL providers. We focus on selling directly to small and medium sized businesses and branch offices of larger businesses and their remote office users. Our unproven business model makes it difficult to predict the extent to which our services will achieve market acceptance. It is possible that our efforts will not result in significant market penetration, favorable operating results or profitability.

IF OUR SERVICES FAIL TO ACHIEVE OR SUSTAIN MARKET ACCEPTANCE AT DESIRED PRICING LEVELS, OUR ABILITY TO ACHIEVE PROFITABILITY OR POSITIVE CASH FLOW WOULD BE IMPAIRED

     Prices for digital communication services have fallen historically. Accordingly, we cannot predict to what extent we may need to reduce our prices to remain competitive or whether we will be able to sustain future pricing levels as our competitors introduce competing services or similar services at lower prices. If our services fail to achieve or sustain market acceptance at desired pricing levels, our ability to achieve profitability or positive cash flow would be impaired, which would have a material adverse effect on our business, prospects, financial condition and results of operations.

WE MAY BE SUBJECT TO RISKS ASSOCIATED WITH ACQUISITIONS

     We may not be able to compete successfully for acquisition opportunities, operate the acquired assets or businesses profitably or otherwise implement successfully our acquisition strategy. We have made a number of asset and business acquisitions. We intend to continue to seek additional opportunities for further acquisitions, which we believe represents a distinct market opportunity to accelerate growth. We continuously identify and evaluate acquisition candidates and in many cases engage in discussions and negotiations regarding potential acquisitions. Our discussions and negotiations may not result in any acquisitions. There is significant competition for acquisition opportunities in our business. As the consolidation in our industry continues, this competition may intensify and increase the costs of capitalizing on such opportunities. We compete for acquisition opportunities with companies that have significantly greater financial and management resources. Also, all or part of the purchase price of any future acquisition may be paid in cash, thus depleting our cash resources. In addition, an acquisition, may not produce the revenue, earnings, cash flows or business synergies that we anticipate, and an acquired asset or business might not perform as we anticipated. Any such event may delay the time at which we expect to achieve profitability or positive cash flows. Further, if we pursue any future acquisition, our management could spend a significant amount of time and effort in identifying and completing the acquisition and may be distracted from the operation of our business. We will also have to devote a significant amount of management resources to integrating any acquired businesses, with our existing operations, and that may not be successful.

OUR MANAGEMENT TEAM IS CRITICAL AND THE LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS

     We depend on a small number of executive officers and other members of senior management to work effectively as a team, to execute our business strategy and business plan, and to manage employees located in several locations across the United States. The loss of key managers or their failure to work effectively as a team could have a material adverse effect on our business and prospects. We cannot guarantee that our key employees will desire to continue their employment with DSL.net over any period of time and thus there is the risk that any or all of these individuals may seek employment opportunities with other employers at any time. Further, there is no assurance that we will be able to attract highly-qualified employees, as we have in the past, to replace key personnel in the future.

OUR FAILURE TO MAINTAIN THE NECESSARY INFRASTRUCTURE TO SUPPORT OUR BUSINESS AND TO MANAGE OUR GROWTH COULD STRAIN OUR RESOURCES AND ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL PERFORMANCE

     We have had significant growth in the number of markets in which we provide service and the number of customers subscribing for our services. This growth has placed a significant strain on our management, financial controls, operations, personnel and other resources. We have deployed operations support systems to help manage customer service, bill customers, process customer orders and coordinate with vendors and contractors. Subsequent integration and enhancement of these systems could be delayed or cause disruptions in service or billing. To efficiently and cost-effectively manage our geographically dispersed business, we must continue to successfully implement these systems on a timely basis, and continually expand and upgrade these systems as our operations expand.

IF WE FAIL TO RETAIN OUR EMPLOYEES OR RECRUIT QUALIFIED PERSONNEL IN A TIMELY MANNER, WE WILL NOT BE ABLE TO EXECUTE OUR BUSINESS PLAN AND OUR BUSINESS WILL BE HARMED

     To execute our business plan, we need to hire and retain qualified personnel. If we are unable to retain our employees or recruit qualified personnel in a timely manner, we will not be able to execute our business plan. The reductions in workforce that we have made since 2000, including the restructuring of our sales team and our work force reduction in September 2004, described above under the heading "Recent Events," and the competitive nature of our industry, may make it difficult for us to hire qualified personnel on a timely basis and to retain our employees.

DISAPPOINTING QUARTERLY REVENUE, OPERATING RESULTS OR OPERATING STATISTICS COULD CAUSE THE PRICE OF OUR COMMON STOCK TO FALL

     Our quarterly revenue, operating results and operating statistics are difficult to predict and may fluctuate significantly from quarter to quarter. If our quarterly revenue, operating results or operating statistics fall below the expectations of investors or security analysts, the price of our common stock could fall substantially. Our quarterly revenue, operating results and operating statistics may fluctuate as a result of a variety of factors, many of which are outside of our control, including:

     o    the timing and success of acquisitions, if any;

     o the timing of the rollout of our services and any additional infrastructure, and the amount and timing of expenditures relating thereto;

     o    regulatory developments;

     o the rate at which we are able to attract customers and our ability to retain these customers at sufficient aggregate revenue levels;

     o    the availability of financing;

     o    technical difficulties or network service interruptions; and

     o the introduction of new services or technologies by our competitors and resulting pressures on the pricing of our services.

THE FAILURE OF OUR CUSTOMERS TO PAY THEIR BILLS ON A TIMELY BASIS COULD ADVERSELY AFFECT OUR CASH FLOW

     Our target customers consist mostly of small and medium sized businesses. We bill and collect numerous relatively small customer accounts. We may experience difficulty in collecting amounts due on a timely basis. In addition, with the acquisition of the Network Access Solutions assets on January 10, 2003, we acquired a number of end users that we service indirectly through various Internet service providers. We sell our services to such Internet service providers who then resell such services. We therefore expect to have increased exposure and concentration of credit risk pertaining to such Internet service providers during 2004 and beyond. Our failure to collect accounts receivable owed to us by our customers on a timely basis could have a material adverse effect on our business, financial condition and cash flow.

WE DEPEND ON WHOLESALE DSL AND T-1 PROVIDERS, SOME OF WHOM ARE COMPETITORS, TO PROVIDE US WITH LOCAL FACILITIES IN AREAS WHERE WE HAVE NOT DEPLOYED OUR OWN EQUIPMENT

     In markets where we have not deployed our own local DSL and T-1 equipment, we utilize local facilities from wholesale providers, including Covad Communications, in order to provide service to our end-user customers. In these cases, we are dependent upon these wholesale carriers to provide, or arrange the provision of, the equipment and on-site wiring required to provide local DSL or T-1 services to our end-user customers, as well as to provide and maintain the local DSL or T-1 line. In general, these carriers may terminate the service they provide to us with little or no notice. These carriers may not continue to provide us with acceptable local services for our customers on the scale, at the price levels and within the time frames we require, or at all. If we are unable to obtain acceptable services from these wholesale carriers or they terminate the service they provide us, we may be required to install our own equipment in a central office and provide and install new equipment for our customers, or arrange for another wholesale carrier to do so. Obtaining space and provisioning equipment in a new central office is a lengthy and costly process. We cannot assure you that we, or another carrier with whom we work, would be able to obtain the space required in a central office on a cost effective basis, if at all, or that we could provide services to such customers on a timely basis. Our failure to install and provide services to customers on a timely basis, or the disruption in the services provided to our customers, would likely result in the loss of many, if not all, of the customers in the affected locations, and could result in claims brought by these customers against us. This could have a material adverse effect on our competitive position, business, results of operations, financial position and prospects.

     Certain wholesale providers with whom we work offer services that compete with ours, or have other customers whose services compete with ours. Such competing interests may affect the ability or willingness of these providers to provide us with acceptable services on acceptable terms. In addition, certain of these providers are relatively young companies that are facing substantial operational and financial challenges. The operational success and abilities of these carriers to operate their businesses could materially affect our business. The failure of any of these companies could cause us to lose customers and revenue, expose us to claims and otherwise have a material adverse effect on our competitive position, business, results of operations, financial position and prospects.

OUR SERVICES ARE SUBJECT TO FEDERAL, STATE AND LOCAL REGULATION, AND CHANGES IN LAWS OR REGULATIONS COULD ADVERSELY AFFECT THE WAY WE OPERATE OUR BUSINESS

     The facilities we use and the services we offer are subject to varying degrees of regulation at the federal, state and local levels. Changes in applicable laws or regulations could, among other things, increase our costs, restrict our access to the network elements and central offices of the traditional local telephone companies, or restrict our ability to provide our services. For example, the 1996 Telecommunications Act, which, among other things, requires traditional local telephone companies to unbundle network elements and to allow competitors to locate their equipment in the traditional local telephone companies' central offices, is the subject of ongoing proceedings at the federal and state levels, litigation in federal and state courts, and legislation in federal and state legislatures. The Federal Communications Commission ("FCC") initiated a three-year review in early 2002, and on February 20, 2003, it voted to adopt new regulations pertaining to the unbundling obligations of the traditional local telephone companies. The FCC's Triennial Review Order (the "TRO") was released on August 21, 2003 and became effective October 2, 2003. However, the D.C. Circuit vacated portions of the TRO, effective June 16, 2004. The FCC is expected to issue new rules to replace the vacated regulations as early as December 2004. At this time we are unable to determine what requirements the FCC will include in its new rules or when those rules will be definitively promulgated (or when they will ultimately take effect, after challenge by various potential litigants). Changes to the FCC's rules may have an adverse effect on DSL.net's ability to obtain the use of certain other facilities, equipment and services from the traditional local phone companies at prices substantially similar to those we currently pay. In addition, various pending or potential legislative proposals in Congress and state legislatures could, if adopted, also have the effect of reducing the obligations of the traditional local telephone companies on which we rely. Adoption of such legislation, or of some of the regulatory changes being considered by the FCC, could have severe adverse consequences for our business. We cannot predict the outcome of the various proceedings, litigation and legislation or whether or to what extent these proceedings, litigation and legislation may adversely affect our business and operations.

     Decisions by the FCC and state telecommunications regulators will determine, revise and/or reaffirm some of the terms of our relationships with traditional telecommunications carriers, including the terms and prices of services provided under our interconnection agreements, and access fees and surcharges on gross revenue from interstate and intrastate services. State telecommunications regulators determine whether and on what terms we will be authorized to operate as a competitive local exchange carrier in their state. In addition, local municipalities may require us to obtain various permits that could increase the cost of services or delay development of our network. Future federal, state and local regulations and legislation may be less favorable to us than current regulations and legislation and may adversely affect our businesses and operations.

OUR SUCCESS DEPENDS ON NEGOTIATING AND ENTERING INTO INTERCONNECTION AGREEMENTS WITH TRADITIONAL LOCAL TELEPHONE COMPANIES

     We must enter into and renew interconnection agreements with traditional local telephone companies in each market in which we deploy our own equipment. These agreements govern, among other things, the price and other terms regarding our location of equipment in the traditional local telephone companies' offices, known as central offices, and our lease of copper telephone lines that connect those central offices to our customers. We have entered into agreements with BellSouth, Cincinnati Bell, Frontier, SBC Communications, Qwest, Sprint and Verizon, or their subsidiaries, which govern our relationships in 49 states and the District of Columbia. Delays in obtaining or renewing interconnection agreements would delay our entrance into new markets or impact our operations in existing markets, and could have a material adverse effect on our business and prospects. In addition, disputes have arisen, and will likely arise in the future, regarding the interpretation of these interconnection agreements. These disputes have, in the past, delayed the deployment of our network. Our interconnection agreements generally have limited terms of one to two years and we cannot assure you that new agreements will be negotiated on a timely basis, if at all, or that existing agreements will be extended on terms favorable to us. Interconnection agreements must be approved by state regulators and are also subject to oversight by the FCC and the courts. These governmental authorities may modify the terms or prices of our interconnection agreements in ways that could adversely affect our ability to deliver service and our business and results of operations.

FAILURE TO NEGOTIATE INTERCONNECTION AGREEMENTS WITH THE TRADITIONAL LOCAL TELEPHONE COMPANIES COULD LEAD TO COSTLY AND LENGTHY ARBITRATION WHICH MAY NOT BE RESOLVED IN OUR FAVOR

     Under federal law, traditional local telephone companies have an obligation to negotiate with us in good faith for agreements for interconnection and access to certain individual elements of their networks that the FCC or a state utility commission has required them to provide to competitors such as us. In August 2003, the FCC adopted new unbundling rules for network elements that have not yet been implemented in our interconnection agreements. In March 2004, the D.C. Circuit vacated and remanded some of these rules, and the FCC is expected to issue replacement rules, perhaps as early as December 2004. Any new rules may be less favorable to us than the existing rules and may cause us to incur increased operating costs or significantly alter or curtail our operations. If the FCC's new rules are unfavorable to our business, our future interconnection agreements with traditional local telephone companies may contain terms and conditions less favorable to us than those in our current agreements and could increase our costs of operations.

     During our interconnection agreement negotiations, either the telephone company or we may submit disputes to the state regulatory commissions for mediation. Also, after the expiration of the statutory negotiation period set forth in the 1996 Telecommunications Act, we may submit outstanding disputes to the states for binding arbitration, in which the state regulatory commissions may arbitrate a new agreement or particular portions thereof. Arbitration is a costly and lengthy process that could delay our entry into markets and could harm our ability to compete. Interconnection agreements resulting from arbitration must be approved by state regulators. We cannot assure you that a state regulatory authority would resolve disputes in our favor.

OUR SUCCESS DEPENDS ON TRADITIONAL LOCAL TELEPHONE COMPANIES PROVIDING ACCEPTABLE TRANSMISSION FACILITIES AND COPPER TELEPHONE LINES

     We interconnect with and use the networks of traditional local telephone companies to provide services to our customers in the markets where we have deployed our own equipment. In markets where we utilize the local facilities of other carriers to provide our service, those carriers must interconnect with and use the networks of traditional local telephone companies to provide this service. We cannot assure you that these networks will be able to meet the telecommunications needs of our customers or maintain our service standards. We also depend on the traditional local telephone companies to provide and maintain their transmission facilities and the copper telephone lines between our network and our customers' premises. The FCC's decision in February 2003 to exempt the traditional local telephone companies from their obligation to provide access to certain loop transmission facilities that use fiber or new technologies to competitors such as us may motivate the traditional local telephone companies to modify, characterize or replace their facilities in ways that would qualify them for this exemption and thereby preclude us from accessing those facilities. Our dependence on traditional local telephone companies could cause delays in establishing our network and providing our services. Any such delays could have a material adverse effect on our business. We, and the other competitive carriers with which we work, lease copper telephone lines running from the central office of the traditional local telephone companies to each customer's location. In many cases, the copper telephone lines must be specially conditioned by the telephone company to carry digital signals. We may not be able to obtain a sufficient number of acceptable telephone lines on acceptable terms, if at all. Traditional telephone companies often rely on unionized labor and labor-related issues have in the past, and may in the future, adversely affect the services provided by the traditional telephone companies.

WE COMPETE WITH THE TRADITIONAL LOCAL TELEPHONE COMPANIES ON WHICH WE DEPEND

     Most of the traditional local telephone companies, including those created by AT&T's divestiture of its local telephone service business, offer DSL-based services. In addition, these companies also currently offer high-speed data communications services that use other technologies, including T-1 services. Consequently, these companies have certain incentives to delay:

     o    our entry into, and renewals of, interconnection agreements with them;

     o our access to their central offices to install our equipment and provide our services;

     o provisioning of acceptable transmission facilities and copper telephone lines on our behalf; and

     o    our introduction and expansion of various services.

Any such delays could negatively impact our ability to implement our business plan and harm our competitive position, business and prospects.

     In addition, the other carriers whose local facilities we utilize in markets where we have not deployed our own equipment also compete with the traditional local telephone companies and rely on these companies for the same facilities and services that we do. Any delay in the provision of acceptable transmission facilities and copper telephone lines provided by the traditional local telephone companies to these carriers which are used in the provision of our service could negatively impact our ability to implement our business plan and harm our competitive position, business and prospects.

     Competition from the traditional local telephone companies offering DSL, T-1 or other competitive high-speed data communications services in a specific market may adversely impact our ability to obtain customers in that area and harm our competitive position, business and prospects. These companies have established brand names and reputations for quality in their service areas, possess a large, existing customer base to whom they can market their various products and services, possess sufficient capital to deploy broadband equipment rapidly, have their own copper telephone lines and can bundle digital data services with their existing voice services to achieve a competitive advantage in serving customers. In addition, we depend upon these traditional local telephone companies to provide us access to their central offices and to individual elements of their networks. As a result, they can significantly influence the actual and perceived reliability, quality and timeliness of our services in their service areas. The perceived relative stability of the traditional local telephone companies, particularly in light of the failure of certain competitive telephone companies and the financial and operational issues surrounding other such companies, provides the traditional local telephone companies a significant competitive advantage.

WE DEPEND ON LONG DISTANCE CARRIERS TO CONNECT OUR NETWORK

     Data is transmitted across our network via transmission facilities that we lease from long distance carriers, including Level 3 Communications and MCI. Failure of these carriers to provide service or to provide quality service may interrupt the use of our services by our customers. The service provided by these carriers has been interrupted in the past, which has affected the services we provide to our customers. We cannot be sure that this service will not be interrupted in the future.

INTENSE COMPETITION IN THE HIGH-SPEED DATA COMMUNICATION SERVICES MARKET MAY NEGATIVELY AFFECT THE NUMBER OF OUR CUSTOMERS AND THE PRICING OF OUR SERVICES

     The high-speed data communication services market is intensely competitive. If we are unable to compete effectively, our business, prospects, financial condition and results of operations would be adversely affected. We expect the level of competition to intensify in the future, due, in part, to increasing consolidation in our industry. Our competitors use various high speed communications technologies for local access connections such as integrated services digital network, (or "ISDN"), frame relay, T-1, DSL services and wireless, satellite-based and cable networks. We expect significant competition from:

     o Other providers of DSL and T-1 services, including Covad Communications and New Edge Networks;

     o Internet service providers, such as Speakeasy, EarthLink and MegaPath, which offer high-speed access capabilities, as well as other related products and services;

     o Traditional local telephone companies, including the traditional local telephone companies created by AT&T's divestiture of its local telephone service business, which deploy DSL and T-1 services and which provide other high-speed data communications services;

     o Competitive carriers offering their own integrated voice and data services, including Cbeyond Communications, LLC and DSLi;

     o National long distance carriers, such as AT&T, Sprint, Williams and MCI, some of which are offering competitive DSL and T-1 services and other high-speed data communications services;

     o Cable modem service providers, such as Time-Warner Cable, Comcast and RCN, which are offering high-speed Internet access over cable networks; and

     o Providers utilizing alternative technologies, such as fiber optic, broadband over powerlines, wireless and satellite-based data service providers.

     Many of our current and potential competitors have longer operating histories, greater brand name recognition, larger customer bases and substantially greater financial, technical, marketing, management, service support and other resources than we do. Therefore, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements.

OUR FAILURE TO DEVELOP AND MAINTAIN GOOD RELATIONSHIPS WITH MARKETING PARTNERS IN A LOCAL SERVICE MARKET COULD ADVERSELY AFFECT OUR ABILITY TO OBTAIN AND RETAIN CUSTOMERS IN THAT MARKET

     In addition to marketing through our direct sales force, we rely on relationships with local marketing partners, such as integrators of computer systems and networks and consultants. These partners recommend our services to their clients, provide us with referrals and help us build a local presence in each market. We may not be able to identify, and maintain good relationships with, quality marketing partners and we cannot assure you that they will recommend our services rather than our competitors' services to their customers. Our failure to identify and maintain good relationships with quality marketing partners could have a material adverse effect on our ability to obtain and retain customers in a market and, as a result, our business would suffer.

UNCERTAIN TAX AND OTHER SURCHARGES ON OUR SERVICES MAY INCREASE OUR PAYMENT OBLIGATIONS TO FEDERAL AND STATE GOVERNMENTS

     Telecommunications providers are subject to a variety of federal and state surcharges and fees on their gross revenues from interstate and intrastate services. These surcharges and fees may be increased and other surcharges and fees not currently applicable to our services could be imposed on us. In either case, the cost of our services would increase and that could have a material adverse effect on our business, prospects, financial condition and results of operations.

A SYSTEM FAILURE COULD DELAY OR INTERRUPT SERVICE TO OUR CUSTOMERS

     Our operations depend upon our ability to support a highly complex network infrastructure and avoid damage from fires, earthquakes, floods, power losses, excessive sustained or peak user demand, telecommunications failures, network software flaws, computer worms and viruses, transmission cable cuts and similar events. The occurrence of a natural disaster or other unanticipated interruption of service at our owned or leased facilities could cause interruptions in our services. In addition, failure of a traditional telephone company, competitive telecommunications company or other service provider to provide communications capacity or other services that we require, as a result of a natural disaster or other unanticipated interruptions, operational disruption or any other reason, could cause interruptions in our services. Any damage or failure that causes sustained interruptions in our operations could have a material adverse effect on our business.

A BREACH OF OUR NETWORK SECURITY COULD RESULT IN LIABILITY TO US AND DETER CUSTOMERS FROM USING OUR SERVICES

     Our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Any of the foregoing problems could result in liability to us and deter customers from using our service. Unauthorized access could jeopardize the security of confidential information stored in the computer systems of our customers. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers, cause us to incur significant costs to remedy the problem, and divert management's attention. We can provide no assurance that the security measures we have implemented will not be circumvented or that any failure of these measures will not have a material adverse effect on our ability to obtain and retain customers. Any of these factors could have a material adverse effect on our business and prospects.

OUR FAILURE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS MAY ADVERSELY AFFECT OUR BUSINESS

     We rely on unpatented trade secrets and know-how to maintain our competitive position. Our inability to protect these secrets and know-how could have a material adverse effect on our business and prospects. We protect our proprietary information by entering into confidentiality agreements with employees and consultants and business partners. These agreements may be breached or terminated. In addition, third parties, including our competitors, may assert infringement claims against us. Any of such claims could result in costly litigation, divert management's attention and resources, and require us to pay damages and/or to enter into license or similar agreements under which we could be required to pay license fees or royalties.

WE MAY BE EXPOSED TO LIABILITY FOR INFORMATION CARRIED OVER OUR NETWORK OR DISPLAYED ON WEB SITES THAT WE HOST

     Because we provide connections to the Internet and host web sites for our customers, we may be perceived as being associated with the content carried over our network or displayed on web sites that we host. We do not and cannot screen all of this content. As a result, we may face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the content carried over our network or displayed on web sites that we host. These types of claims have been brought against providers of online services in the past and can be costly to defend regardless of the merit of the lawsuit. The protection offered by recent federal legislation that protects online services from some claims when the material is written by third parties is limited. Further, the law in this area remains in flux and varies from state to state. We may also suffer a loss of customers or reputational harm based on this content or resulting from our involvement in these legal proceedings.


                 RISKS RELATING TO OWNERSHIP OF OUR COMMON STOCK

OUR STOCK PRICE COULD FLUCTUATE WIDELY IN RESPONSE TO VARIOUS FACTORS, MANY OF WHICH ARE BEYOND OUR CONTROL

     The trading price of our common stock has been and is likely to continue to be highly volatile. Our stock price could fluctuate widely in response to factors such as the following:

     o actual or anticipated variations in our quarterly operating results or operating statistics or our financial condition;

     o announcements of new products or services by us or our competitors or new competing technologies;

     o    the addition or loss of customers;

     o changes in financial estimates or recommendations by securities analysts;

     o conditions or trends in the telecommunications industry, including regulatory or legislative developments;

     o growth of Internet and on-line commerce usage and the Internet and on-line commerce industries;

     o announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     o    additions or departures of our key personnel;

     o future equity or debt financings by us or our announcements of such financings; and

     o    general market and economic conditions.

     In addition, in recent years the stock market in general, and the market for Internet, technology and telecommunications companies in particular, have experienced large price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

OUR COMMON STOCK MAY BE DE-LISTED FROM THE AMERICAN STOCK EXCHANGE, WHICH MAY HAVE A MATERIAL ADVERSE IMPACT ON THE PRICING AND TRADING OF OUR COMMON STOCK

     On August 4, 2004, we transferred the listing of our common stock to the American Stock Exchange from the Nasdaq SmallCap Market. While we currently meet the listing requirements of the American Stock Exchange, there can be no assurance that we will continue to meet these requirements and that shares of our common stock will remain listed on the American Stock Exchange.

CERTAIN INVESTORS HAVE SIGNIFICANT INFLUENCE REGARDING MOST MATTERS REQUIRING STOCKHOLDER APPROVAL, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK.

     As of September 22, 2004, the VPVP entities owned of record approximately 93,070,035 shares of our outstanding common stock, and 14,000 shares of our outstanding Series Z Preferred Stock, which represented approximately 40.04% of the combined voting power of all issued and outstanding capital stock of DSL.net. In addition, as of September 22, 2004, that group owns warrants to purchase an aggregate of 53,326,566 shares of our common stock, in addition to their ownership of warrants issued on October 7, 2004 and described above under the heading "Recent Events," to purchase 4,785,751 shares of our common stock. As long as the VPVP entities maintain a certain level of ownership of our common stock (or warrants to purchase shares of common stock), the VPVP entities are entitled to elect two members of our Board of Directors, subject to the provisions of a stockholders agreement relating to the election of directors. As a result, subject to the provisions of the stockholders agreement, the VPVP entities can significantly influence most matters requiring board or stockholder approval, including approval of significant corporate transactions. Further, subject to the terms of such stockholders agreement, the investors who are parties thereto have agreed to vote their shares of voting capital stock of DSL.net to cause and maintain the election to our Board of Directors of one representative of Deutsche Bank AG London, for so long as certain investment thresholds are maintained. This concentration of ownership and/or board control may have the effect of delaying, preventing or deterring a change in control, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale and might affect the market price of our common stock. Additionally, as a condition to the agreement by the VPVP entities and Deutsche Bank AG London to subordinate to Laurus their prior lien on certain of our trade accounts receivable, we agreed to deposit the proceeds from the October 7, 2004 convertible note and warrant financing into a DSL.net account maintained at Deutsche Bank Trust Company Americas, the administrative agent to our senior noteholders. Our withdrawal and use of the proceeds of the October 7, 2004 convertible note and warrant financing are subject to the prior approval of Deutsche Bank Trust Company Americas and of DB Advisors L.L.C., as advisor to Deutsche Bank AG London.

IF OUR OUTSTANDING OPTIONS AND WARRANTS ARE EXERCISED OR OUR OUTSTANDING DEBT IS CONVERTED INTO COMMON STOCK, IT WILL RESULT IN DILUTION

     As of October 7, 2004, we had 233,619,817 shares of common stock issued and outstanding. We also had obligations to issue approximately 234,878,514 shares of common stock under outstanding stock options and warrants and the convertible minimum borrowing note issued to Laurus, and a contingent obligation to issue approximately 19,143,000 shares of common stock under the warrants issued on October 7, 2004, to our senior noteholders that are exercisable only upon stockholder approval and only following a qualifying change of control of DSL.net, as described above under the heading "Recent Events." The issuance of these additional shares of common stock may be dilutive to our current stockholders and could negatively impact the market price of our common stock.

CERTAIN PROVISIONS OF OUR CHARTER, BY-LAWS AND DELAWARE LAW COULD MAKE A TAKEOVER DIFFICULT

     Our corporate documents and Delaware law contain provisions that might enable our management to resist a third-party takeover. These provisions include a staggered board of directors, limitations on persons authorized to call a special meeting of stockholders, advance notice procedures required for stockholders to make nominations of candidates for election as directors or to bring matters before an annual meeting of stockholders, and the rights of certain significant holders of our capital stock to designate members of our Board of Directors. These provisions might discourage, delay or prevent a change in control by a third-party or a change in our management. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale.


                                 USE OF PROCEEDS

     We received initial proceeds of $4.25 million (which proceeds are held in an account controlled by Deutsche Bank Trust Company Americas and DB Advisors L.L.C.) from the issuance and sale of a minimum borrowing note to Laurus Master Fund, Ltd. Additionally, we may draw down up to $750,000 under a secured revolving note issued to Laurus Master Fund, Ltd., if we meet certain borrowing requirements at the time of any such borrowing. Further, although the warrants issued to the selling stockholders contain a cashless exercise feature, if all of the warrants held by the selling stockholders are exercised for cash, we will receive proceeds of approximately $462,550. We intend to use the proceeds of the October 2004 convertible note and warrant financing to pursue strategic opportunities and for general working capital purposes. The selling stockholders will receive all of the proceeds from any sales of shares of common stock. See "Selling Stockholders" and "Plan of Distribution," below. The principal purpose of this offering is to effect an orderly disposition of the selling stockholders' shares of our common stock issuable upon conversion of their minimum borrowing note or exercise of their warrants.


                              SELLING STOCKHOLDERS

     We are registering for resale under this Prospectus 18,459,864 shares of our common stock, consisting of 17,138,293 shares of common stock issuable in the future upon the conversion by Laurus of the minimum borrowing note and 1,321,571 shares of our common stock issuable in the future upon the exercise of warrants to purchase our common stock that were issued to the selling stockholders in connection with the October 2004 convertible note and warrant financing. The number of shares of our common stock registered hereunder may increase in order to account for certain anti-dilution adjustments resulting from stock splits, stock dividends or similar transactions. The number of shares that will ultimately be issued to selling stockholders cannot be determined at this time because it depends on whether the selling stockholders elect to convert principal and interest due on the minimum borrowing note or elect to exercise the warrants.

     The table below sets forth information as of November 5, 2004 regarding ownership of our common stock by the selling stockholders and the number of shares that may be sold by them under this Prospectus. The percentage ownership shown in the table is based on a total of 233,619,817 shares of our common stock issued and outstanding as of the consummation of the October 2004 convertible note and warrant financing. The selling stockholders are not making any representation that the shares covered by this Prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this Prospectus any or all of the shares of our common stock being registered. Because the selling stockholders may offer all or some portion of the shares of our common stock listed in the table and may sell all, part or none of the shares of our common stock listed pursuant to this Prospectus or otherwise, no estimate can be given as to the number of shares of our common stock that will be held by the selling stockholders upon termination of the offering. For the purposes of calculating the "Number of Shares Owned After Completion of the Offering" in the table below, we have assumed that none of the shares covered by this Prospectus will be held by the selling stockholders after completion of the offering and that no additional purchases will be made. See "Plan of Distribution" below. The number and percentage of shares owned by the selling stockholders is determined by rules promulgated by the Securities and Exchange Commission for beneficial ownership and is not necessarily indicative of ownership for any other purpose. Under the rules, beneficial ownership includes any shares which the persons and entities have the right to acquire within 60 days of the date of this Prospectus through exercise of any stock option, warrant or other right.

     The persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them except as noted in the footnotes below based upon information provided to us by the selling stockholders.

     The selling stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares since the date on which the information in the table is presented. Information about the selling stockholders may change over time.

     No selling stockholder has held any position nor had any material relationship with us or our affiliates during the past three years.

                                NUMBER OF                       NUMBER OF
                                SHARES                          SHARES OFFERED        NUMBER OF SHARES
                                OWNED BEFORE                    PURSUANT TO           OWNED AFTER
SELLING STOCKHOLDERS            OFFERING                        THIS PROSPECTUS       COMPLETION OF OFFERING
--------------------            --------                        ---------------       ----------------------

                                Amount           Percentage                           Amount      Percentage
                                ------           ----------                           ------      ----------
Laurus Master Fund, Ltd. (1)    18,281,293       7.8%           18,281,293            0           *

TN Capital Equities, Ltd. (2)   178,571          *              178,571               0           *

Footnotes:
----------
 *   Represents beneficial ownership of less than 1%.

(1) Includes 17,138,293 shares of our common stock issuable upon conversion of principal and interest due on the minimum borrowing note and up to an additional 1,143,000 shares of our common stock issuable upon exercise of a warrant to purchase shares of our common stock held by such selling stockholder. Laurus Capital Management, LLC is the entity that exercises voting and investment power on behalf of Laurus Master Fund, Ltd., a "Selling Shareholder". Mr. David Grin and Mr. Eugene Grin are the natural persons who exercise voting power over Laurus Capital Management, LLC.

(2) Includes 178,571 shares of our common stock issuable upon exercise of a warrant to purchase shares of common stock held by such selling stockholder.

     Each of the selling stockholders represented to us, in connection with the completion of the October 2004 convertible note and warrant financing, that it was acquiring the shares from us without any present intention of effecting a distribution of those shares in violation of the Securities Act. In recognition of the fact that the selling stockholders may want to sell their shares in the future, we agreed to file with the Securities and Exchange Commission a Registration Statement (of which this Prospectus is a part) to permit the public sale of the shares by the selling stockholders from time to time.

     We will bear all reasonable costs and expenses incident to the offering and sale of the shares to the public, including all registration, filing and qualification fees, printers' and accounting fees, but excluding any underwriting or brokerage commissions or similar charges and the fees and disbursement of counsel to the selling stockholders. See "Plan of Distribution" below. The minimum borrowing note registration rights agreement by and among us and Laurus dated as of August 31, 2004, provides generally that we will indemnify the Laurus for any losses incurred by it in connection with actions arising from any untrue statement of a material fact in the registration statement (including this Prospectus and any amendments or supplements thereto) or any omission of a material fact required to be stated therein, unless such losses are based upon and in conformity with written information furnished to us by Laurus expressly for use in the registration statement or based upon a failure by the selling stockholder to deliver this Prospectus as required by applicable law. Similarly, the minimum borrowing note registration rights agreement provides generally that Laurus will indemnify us and our officers and directors for any losses incurred by them in connection with any action arising from any untrue statement of material fact in the registration statement relating to the shares or any omission of a material fact required to be stated therein, or necessary to make the statements therein not misleading to the extent based upon written information provided by Laurus expressly for use in the registration statement. Laurus' indemnification obligation under the minimum borrowing note registration rights agreement is limited to the net proceeds received by Laurus from the sale of its shares offered in this Prospectus. As a condition to our inclusion of the shares of our common stock underlying the warrant issued to TN Capital Equities, Ltd. for resale under this Prospectus, and pursuant to the terms of said warrant, TN Capital Equities, Ltd. is providing us with equivalent indemnities as those provided to us by Laurus, limited to the net proceeds received by TN Capital Equities, Ltd for the sale of its shares offered in this Prospectus.

                              PLAN OF DISTRIBUTION

     The selling stockholders or their donees or pledgees may sell their shares of our common stock from time to time. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The sales may be made on the American Stock Exchange, in the over-the-counter market or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The last reported sale price of our common stock on November 4, 2004 was $0.18 per share. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

     o a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     o purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus,

     o an exchange distribution in accordance with the rules of such exchange,

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

     o    in privately negotiated transactions.

     To the extent required, this Prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares under this prospectus. The selling stockholders also may lend or pledge their shares to a broker-dealer. The broker-dealer may sell the shares so lent, or upon a default the broker-dealer may sell the pledged shares under this Prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this Prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities Exchange Act of 1934 (the "Exchange Act"), any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this Prospectus available to the selling stockholders and have informed them of the need to deliver copies of this Prospectus to purchasers at or prior to the time of any sale of the shares.

     We will file a supplement to this Prospectus, if required, to comply with Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangements have been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     o the name of each such selling stockholder and of the participating broker-dealer(s),

     o    the number of shares involved,

     o    the price at which such shares were sold,

     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, and

     o    other facts material to the transaction.

     In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this Prospectus.

     We will bear all costs, expenses and fees in connection with the registration of the shares. We agreed to indemnify and hold the selling stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the selling stockholders of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Our common stock is quoted on the American Stock Exchange under the symbol "BIZ." American Stock Transfer & Trust Company, New York, New York is the transfer agent for shares of our common stock.


                                  LEGAL MATTERS

     The legality of the shares is being passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.


                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the public reference room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants who file electronically with the Securities and Exchange Commission. Our common stock is quoted on the American Stock Exchange. Reports, proxy statements and other information concerning us may be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission. The Registration Statement contains more information than this Prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the Registration Statement from the Securities and Exchange Commission at the address listed above or from the Securities and Exchange Commission's Internet site (http://www.sec.gov).


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares of our common stock covered by this Prospectus:

     1. Our Annual Report on Form 10-K for the year ended December 31, 2003, which contains audited financial statements for each of the three years in the period ended December 31, 2003 (File No. 000-27525);

     2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (File No. 000-27525);

     3. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (File No. 001-32264);

     4. Our Current Reports on Form 8-K filed respectively on September 7, 2004, September 10, 2004, September 21, 2004 and October 13, 2004 (File No. 001-32264); and

     5. The section entitled "Description of Capital Stock" contained in our Registration Statement on Form 8-A filed on August 3, 2004 pursuant to
          Section 12(g) of the Securities Exchange Act of 1934.

     This Prospectus is part of a Registration Statement we filed with the Securities and Exchange Commission. You should rely only on the information incorporated by reference, provided in this Prospectus or any supplement or that we have referred you to. We have authorized no one to provide you with different information. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents. However, you should realize that the affairs of DSL.net may have changed since the date of this Prospectus. This Prospectus will not reflect such changes. You should not consider this Prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this Prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

     We will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to DSL.net, Inc., Attention: Robert J. DeSantis, Chief Financial Officer, 545 Long Wharf Drive, Fifth Floor, New Haven, Connecticut 06511, telephone number (203) 772-1000.

=============================================    ===============================

No dealer,  sales representative or any other
person  has  been   authorized  to  give  any
information or to make any representations in
connection  with  this  offering  other  than
those  contained in this  Prospectus  and, if
given   or   made,   such    information   or
representations  must not be  relied  upon as
having  been  authorized  by us or any of the
selling  stockholders.  This  Prospectus does
not   constitute  an  offer  to  sell,  or  a
solicitation   of  an  offer   to  buy,   any
securities    other   than   the   registered
securities  to which it  relates  or an offer           18,459,864 SHARES
to, or a  solicitation  of, any person in any
jurisdiction where such offer or solicitation
would be  unlawful.  Neither the  delivery of
this  Prospectus  nor any sale made hereunder             DSL.NET, INC.
shall,  under any  circumstances,  create any
implication  that there has been no change in
our affairs since the date hereof or that the             COMMON STOCK
information contained herein is correct as of any time subsequent to the date hereof.


          ___________________

           TABLE OF CONTENTS                           ___________________


                                         PAGE              PROSPECTUS
                                         ----
DSL.net, Inc............................    2          [________ __], 2004
Risk Factors............................   16
Use of Proceeds.........................   27          ___________________
Selling Stockholders....................   27
Plan of Distribution....................   29
Legal Matters...........................   30
Experts.................................   30
Where You Can Find More Information.....   30
Incorporation of Certain Information
 by Reference...........................   31


=============================================    ===============================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses payable in connection with the sale of the shares of our common stock offered hereby are as follows:

          SEC Registration fee........................   $       421
          Legal fees and expenses.....................   $    20,000
          Accounting fees and expenses................   $     5,000
          Placement agent fees                           $    37,500
                                                         -----------
                   Total..............................   $    62,921
                                                         ===========

     DSL.net will bear all expenses shown above. All amounts other than the SEC Registration fee are estimated solely for the purpose of this offering.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to its by-laws, DSL.net shall indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of DSL.net) by reason of the fact that he is or was a director or officer of DSL.net, or such director or officer of DSL.net is or was serving at the request of DSL.net as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, against expenses (including attorneys' fees and disbursements, inclusive of any appeal), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such claim, action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of DSL.net, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any claim, action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of DSL.net, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     DSL.net shall indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of DSL.net to procure a judgment in its favor by reason of the fact that he is or was a director or officer of DSL.net, or such director or officer of DSL.net is or was serving at the request of DSL.net as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, against expenses (including attorneys' fees and disbursements, inclusive of any appeal) actually and reasonably incurred by him in connection with the defense or settlement of such claim, action or suit if he acted in good faith and in a manner he reasonably believed to be in or is not opposed to the best interests of DSL.net and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to DSL.net unless and only to the extent that a court of competent jurisdiction (the "Court") in which such claim, action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court shall deem proper.

     To the extent that a present or former director or officer of DSL.net has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claims, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees and disbursements, inclusive of any appeal) actually and reasonably incurred by such person in connection therewith, notwithstanding that such person has not been successful (on the merits or otherwise) on any other claim, issue or matter in any such claim, action, suit or proceeding.

     Moreover, the certificate of incorporation of DSL.net provides that a director of DSL.net shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "General Corporation Law") as it now exists or as it may hereafter be amended, not be personally liable to DSL.net or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to DSL.net or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of DSL.net shall be, and hereby is, eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of DSL.net pursuant to the foregoing provision, DSL.net has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     DSL.net maintains directors and officers liability insurance for the benefit of its directors and officers.

ITEM 16.  EXHIBITS.

4.1 Specimen Certificate for shares of DSL.net, Inc.'s common stock (incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-1 (No. 333-80141)).

5.1*      Legal Opinion of Testa, Hurwitz & Thibeault, LLP.

10.1* Security Agreement by and between DSL.net and Laurus Master Fund, Ltd., dated as of August 31, 2004.

10.2* Minimum Borrowing Note Registration Rights Agreement by and between DSL.net and Laurus Master Fund, Ltd., dated as of August 31, 2004.

10.3* Common Stock Purchase Warrant, dated as of August 31, 2004 between DSL.net and Laurus Master Fund, Ltd.

10.4* Common Stock Purchase Warrant, dated as of October 7, 2004 between DSL.net and TN Capital Equities, Inc.

10.5* Minimum Borrowing Note issued by DSL.net to Laurus Master Fund, Ltd. on August 31, 2004.

10.6* Secured Revolving Note issued by DSL.net to Laurus Master Fund, Ltd. on August 31, 2004.

10.7* Form of Common Stock Purchase Warrant issued to certain holders of DSL.net's senior debt, issued by DSL.net on October 7, 2004.

10.8* Subordination Agreement between DSL.net and certain holders of DSL.net's senior debt, dated as of October 7, 2004.

23.1*     Consent of PricewaterhouseCoopers LLP.

23.2* Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1, as filed herewith).

24.1*     Power of Attorney (included on signature page).
__________________

    *     Filed herewith.

ITEM 17.  UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

     (3) to remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on this 5th day of November, 2004.

                                             DSL.NET, INC.


                                             By: /s/ Robert J. DeSantis
                                                 ------------------------
                                                 Robert J. DeSantis
                                                 Chief Financial Officer
                                                (Duly Authorized Officer)

                        POWER OF ATTORNEY AND SIGNATURES

     The undersigned officers and directors of DSL.net, Inc. hereby constitute and appoint Robert J. DeSantis and Marc R. Esterman, and each of them singly, our true and lawful attorneys-in-fact, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-3 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable DSL.net, Inc. to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below:


       SIGNATURE                          TITLE(S)                    DATE
       ---------                          --------                    ----

/s/ Kirby G. Pickle               Chief Executive Officer       November 5, 2004
---------------------------       (Principal Executive Officer)
    Kirby G. Pickle               and Class III Director


/s/ Robert J. DeSantis            Chief Financial Officer       November 5, 2004
---------------------------       (Principal Financial and
    Robert J. DeSantis            Accounting Officer)


/s/ Robert B. Hartnett, Jr.       Class I Director              November 5, 2004
---------------------------
    Robert B. Hartnett, Jr.


/s/ Roderick Glen MacMullin       Class I Director              November 5, 2004
---------------------------
    Roderick Glen MacMullin


/s/ Robert G. Gilberston          Class II Director             November 5, 2004
---------------------------
    Robert G. Gilbertson


/s/ Paul Keeler                   Class II Director             November 5, 2004
---------------------------
    Paul Keeler


/s/ William J. Marshall           Class II Director             November 5, 2004
---------------------------
    William J. Marshall


/s/ Duncan M. Davidson            Class III Director            November 5, 2004
---------------------------
    Duncan M. Davidson


/s/ James D. Marver               Class III Director            November 5, 2004
---------------------------
    James D. Marver

                                  EXHIBIT INDEX
                                  -------------

4.1 Specimen Certificate for shares of DSL.net, Inc.'s Common Stock (incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-1 (No. 333-80141)).

5.1*      Legal Opinion of Testa, Hurwitz & Thibeault, LLP.

10.1* Security Agreement by and between DSL.net and Laurus Master Fund, Ltd., dated as of August 31, 2004.

10.2* Minimum Borrowing Note Registration Rights Agreement by and between DSL.net and Laurus Master Fund, Ltd., dated as of August 31, 2004.

10.3* Common Stock Purchase Warrant, dated as of August 31, 2004 between DSL.net and Laurus Master Fund, Ltd.

10.4* Common Stock Purchase Warrant, dated as of October 7, 2004 between DSL.net and TN Capital Equities, Inc.

10.5* Minimum Borrowing Note issued by DSL.net to Laurus Master Fund, Ltd. on August 31, 2004.

10.6* Secured Revolving Note issued by DSL.net to Laurus Master Fund, Ltd. on August 31, 2004.

10.7* Form of Common Stock Purchase Warrant issued to certain holders of DSL.net's senior debt, issued by DSL.net on October 7, 2004.

10.8* Subordination Agreement between DSL.net and certain holders of DSL.net's senior debt, dated as of October 7, 2004.

23.1*     Consent of PricewaterhouseCoopers LLP.

23.2* Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1, as filed herewith).


24.1*     Power of Attorney (included on signature page).
_________________________
*         Filed herewith.